EXECUTION COPY






                        ASSET PURCHASE AND SALE AGREEMENT


                             ROOSEVELT BRANCH OFFICE


                          DATED AS OF JANUARY 26, 1998


                                     BETWEEN


                           CARVER FEDERAL SAVINGS BANK


                                       AND

                        CITY NATIONAL BANK OF NEW JERSEY

                                TABLE OF CONTENTS

                                                                   Page No.

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
2.1.     Purchase and Sale of Assets                                  7
2.2.     Excluded Assets and Liabilities                              8
2.3.     Assignment and Assumption of Deposits                        8
2.4.     Assignment and Assumption of Other Liabilities               8
2.5.     Adjustment for Income, Expenses, Pre-payments and Fees       8
2.6.     Estimated Transfer Payment                                   9
2.7.     Post-Closing Schedule                                       10
2.8.     Final Settlement                                            11
2.9.     Allocation of Purchase Price                                11
2.10.    Limited Warranty; Nonrecourse; Conveyance                   12
2.11.    Risk of Loss; Repairs                                       12
2.12.    Removal of the Excluded  Personal Property                  13

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER
3.1.     Corporate Organization and Powers                           14
3.2.     Corporate Authority; No Violation                           14
3.3.     Consents and Approvals                                      15
3.4.     Compliance With Law                                         15
3.5.     Title to Assets                                             16
3.6.     Contracts and the Lease                                     16
3.7.     Assignment of Assumed Liabilities                           17
3.8.     Litigation                                                  17
3.9.     Environmental                                               18
3.10.    Finders or Brokers                                          18
3.11.    Financial Information                                       19
3.12.    Taxes                                                       19
3.13.    State of the Leased Property                                20
3.14.    Employees                                                   20
3.15.    Deposit Insurance                                           20

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1.     Corporate Organization and Powers                           21
4.2.     Corporate Authority; No Violation                           21
4.3.     Consents and Approvals                                      22
4.4.     Litigation                                                  22
4.5.     Finders or Brokers                                          22
4.6.     Estimates, Projections and Other Predictions                22

                                    ARTICLE V

                            COVENANTS OF THE PARTIES
5.1.     Business Obligations                                        23
5.2.     Cooperation and Further Assurances.                         24
5.3.     Legal and Regulatory Matters                                24
5.4.     Payment of Liabilities                                      25
5.5.     Interest Reporting                                          25
5.6.     Transfer Fees                                               25
5.7.     Reports                                                     25
5.8.     Branch Account Report                                       26
5.9.     General Notices to Depositors                               26
5.10.    Insurance                                                   27
5.11.    Use of Names, Trademarks and Service Marks                  27
5.12.    Additional Contracts                                        28
5.13.    Updating Schedules                                          28
5.14.    General Conversion Matters                                  28
5.15.    Covenant Not to Compete                                     28

                                   ARTICLE VI

                                EMPLOYEE MATTERS
6.1.     Employee Matters                                            29
6.2.     Notice of Closing                                           30

                                   ARTICLE VII

                               CERTAIN TAX MATTERS
7.1.     Certain Tax Matters                                         31
7.2.     Bulk Sales Procedures and Sales Tax                         32

                                  ARTICLE VIII

                   OBLIGATIONS OF PARTIES ON THE CLOSING DATE
8.1.     Closing Date/Closing                                        32
8.2.     Obligations of Seller on the Closing Date                   33
8.3.     Obligations of Purchaser on the Closing Date                33

                                   ARTICLE IX

                     CONDITIONS TO EACH PARTY'S OBLIGATIONS
9.1.     Approval of Governmental Authorities                        33
9.2.     No Injunctions or Restraints                                34
9.3.     Illegality                                                  34

                                    ARTICLE X

                      CONDITIONS TO PURCHASER'S OBLIGATIONS
10.1.    Representations and Warranties True; Obligations Performed  34
10.2.    Opinion of Counsel         35
10.3.    No Pending Proceedings or Governmental Actions              35
10.4.    Consents 35

                                   ARTICLE XI

                       CONDITIONS TO SELLER'S OBLIGATIONS
11.1.    Representations and Warranties True; Obligations Performed  35
11.2.    Opinion of Counsel                                          35
11.3.    No Pending Proceedings or Governmental Actions              36
11.4.    Consents 36

                                   ARTICLE XII

                                 INDEMNIFICATION
12.1.    Seller to Indemnify                                         36
12.2.    Purchaser to Indemnify                                      37
12.3.    Procedure for Indemnification                               38
12.4.    Production of Witnesses                                     40
12.5.    Survival                                                    40

                                  ARTICLE XIII

                                   TERMINATION
13.1.    Methods of Termination                                      40
13.2.    Effect of Termination                                       41

                                   ARTICLE XIV

                               GENERAL PROVISIONS
14.1.    Entire Agreement; Modification; Waiver                      42
14.2.    Counterparts                                                42
14.3.    Headings                                                    42
14.4.    Payment of Expenses                                         42
14.5.    Governing Law                                               42
14.6.    Addresses of Notice                                         42
14.7.    Publicity                                                   43
14.8.    Severability                                                44
14.9.    Enforcement of the Agreement                                44
14.10.   Binding Nature; Assignment                                  44
14.11.   No Third Party Rights                                       44



                                    EXHIBITS

EXHIBIT A:        BRANCH OFFICE

EXHIBIT B:        GENERAL CONVERSION MATTERS

EXHIBIT C:        BILL OF SALE

EXHIBIT D:        INSTRUMENT OF ASSUMPTION

EXHIBIT E:        SELLER'S OPINION OF COUNSEL

EXHIBIT F:        PURCHASER'S OPINION OF COUNSEL

EXHIBIT G:        NEW YORK MASTER ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT H:        LANDLORD CONSENT AND ESTOPPEL CERTIFICATE AND AGREEMENT
                  REGARDING LEASE

                                    SCHEDULES

Schedule 2.1(b)   - Loans
Schedule 2.1(c)   - Leased Property
Schedule 2.1(d)-1 - Furniture, Fixture and Equipment
Schedule 2.1(d)-2 - Excluded Personal Property
Schedule 2.1(f)   - Contracts
Schedule 2.1(i)   - Leasehold Improvements
Schedule 2.2      - Excluded Assets
Schedule 2.3      - Deposits
Schedule 2.6(a)   - Book Value Schedule
Schedule 2.9      - Allocation of Purchase Price
Schedule 3.3      - Seller's Consents and Approvals
Schedule 3.4      - Violation of Law
Schedule 3.5(b)   - Encumbrances to the Leased Property
Schedule 3.6(b)   - Major Contracts
Schedule 3.8      - Legal Actions
Schedule 3.9      - Exception to Environmental Warranties and Representations
Schedule 3.10     - Seller's Broker
Schedule 3.14     - Employees
Schedule 4.3      - Purchaser's Consents and Approvals
Schedule 4.4      - Purchaser's Legal Action
Schedule 4.5      - Purchaser's Broker
Schedule 5.1      - Business Exceptions

                        ASSET PURCHASE AND SALE AGREEMENT

                  THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of January 26, 1998, by and between Carver Federal Savings Bank (the "Seller") and City National Bank of New Jersey (the "Purchaser").

                                 R E C I T A L S

                  WHEREAS, Seller maintains a branch office listed in Exhibit A (the "Branch Office");

                  WHEREAS, Seller desires to sell and Purchaser desires to acquire and operate the Branch Office and the business conducted at the Branch Office;

                  WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume from Seller certain liabilities relating to the Branch Office and the business conducted at the Branch Office, including certain obligations and liabilities relating to the deposits of the Branch Office and certain other obligations of Seller;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the following terms, covenants, and conditions, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

0.1.     "ACH Accounts" is defined in the definition of "Deposits."

0.2.     "ACH Items" is defined in the definition of "Deposits."

0.3.     "Additional Contract" is defined in Section 5.12.

0.4.     "Affiliates" is defined in Section 12.1.

0.5.     "Assumed Liabilities" is defined in Section 2.4.

0.6.     "Assets" is defined in Section 2.1.

0.7.     "ATM" is defined in Section 2.1(a).

1.7.A "Benefit Plans" shall mean plans maintained by Seller to provide health, accident, disability, or retirement benefits to its employees.

1.7 B    "BIF" means the Bank Insurance Fund.

0.8.     "Book Value Schedule" is defined in Section 2.6(a).

0.9.     "Branch Account" is defined in Section 5.8.

0.10.    "Branch Account Report" is defined in Section 5.8.

0.11. "Business Day" means any day (other than a Saturday or Sunday) on which banking institutions shall generally be open for the transaction of business in the State of New York and the State of New Jersey.

0.12. "Business Retirement Plan", "BRP", "Keogh Account" or "Keogh" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) that complies with the provisions of Section 401 of the Code.

0.13.    "Cash" is defined in Section 2.1(a).

0.14.    "Closing" is defined in Section 8.1(b).

0.15.    "Closing Date" is defined in Section 8.1(a).

0.16.    "Code" is defined in Section 2.9.

0.17.    "Collection Accounts" is defined in the definition of "Deposits."

0.18.    "Confidential Information" is defined in Section 5.2.

0.19.    "Contracts" is defined in Section 2.1(f).

1.19A    "Covenant Not to Compete" is defined in Section 5.15.

0.20. The term "Deposits" shall mean all deposits (as defined in Section 31(1) of the Federal Deposit Insurance Act as amended ("FDIA"), 12 U.S.C. Section 1813(1)), including without limitation the aggregate balances of all savings accounts (including certificates of deposit) domiciled at the Branch Office as of the close of business on the Closing Date, including accounts accessible by negotiable orders of withdrawal ("NOW") or other demand instruments; all deposit accounts maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement ("Retirement Accounts"); all deposit accounts domiciled at the Branch Office through which Seller accepts payments or deposits for credit or deposit to another account domiciled at such Branch Office (the "Collection Accounts"); all deposit accounts subject to arrangements between the owner of the account and a third party which directly makes automated clearing house debits and credits, including, but not limited to, social security payments, Federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from such accounts (such payments being hereinafter referred to as the "ACH Items" and such accounts being hereinafter referred to as the "ACH Accounts"); and all other accounts and deposits, together with interest, if any, that is accrued but unposted as of the close of business on the Closing Date provided that notwithstanding anything to the contrary contained in this Agreement, Seller shall not assign, and Purchaser shall not assume, any Deposits subject to or involved in any form of litigation, any Deposits as to which assets of Seller have been pledged as security for amounts in excess of the FDIC insured limits or any "Escheatable Deposits."

0.21.    "Deposit Obligations" is defined in Section 2.3.

0.22.    "Deposit Premium" is defined in Section 2.6(b).

0.23.    "Disagreement" is defined in Section 2.7(b).

0.24.    "Employees" means all persons employed by Seller at the Branch Office.

0.25.    "Encumbrances" is defined in Section 3.5.

0.26. "Environmental Laws" means all applicable federal, state and local laws and regulations and rules relating to pollution or the discharge of Hazardous Substances into the environment.

0.27. "Escheatable Deposits" means Deposits held on the Closing Date at the Branch Office which, in the absence of any claim by the depositor thereof, is or will become subject to escheat, in the calendar year in which the Closing occurs, to the State of New York or any other state pursuant to applicable escheat and unclaimed property laws.

0.28.    "Estimation Date" is defined in Section 2.6(a).

0.29.     "Estimated Cash" is defined in Section 2.6(a).

0.30.    "Estimated Deposits" is defined in Section 2.6(a).

0.31.    "Estimated Loan Payment" is defined in Section 2.6(a).

0.32.    "Estimated Pro-Rata Adjustment" is defined in Section 2.6(a).

0.33.    "Estimated Transfer Amount" is defined in Section 2.6(b).

0.34.    "Excluded Assets" is defined in Section 2.2(a).

0.35.    "Excluded Liabilities" is defined in Section 2.2(b).

0.36.    "FDIA" is defined in the definition of "Deposits."

0.37.    "FDIC" means Federal Deposit Insurance Corporation.

0.38.    "FDIC Assessments" is defined in Section 2.5.

0.39.    "Final Settlement Date" is defined in Section 2.8.

0.40.    "Final Transfer Amount" is defined in Section 2.8.

0.41.    "FIRPTA Affidavit" is defined in Section 7.1(d).

0.42.    "GAAP" is defined in Section 3.11(a).

0.43.    "Government Entity" is defined in Section 3.3(a).

0.44. "Hazardous Substances" means the definition of hazardous substances set forth in the Federal Comprehensive Environmental Response Compensation and Liability Act, as amended.

0.45.    "Indemnitee" is defined in Section 12.3(a).

0.46.    "Indemnifying Party" is defined in Section 12.3(a).

0.47.    "Interest Period" is defined in Section 2.8.

0.48.    "IRA" means individual retirement account.

0.49.    "IRS" means Internal Revenue Service.

0.50. "Keogh Account" or "Keogh" has the same meaning as "Business Retirement Plan" or "BRP."

0.51.    "Leased Property" is defined in Section 2.1(c).

0.52.    "Leasehold Improvements" is in defined Section 2.1(g).

0.53.    "Lease" is defined in Section 2.1(c).

0.54.    "Legal Action" is defined in Section 3.8.

0.55.    "Loans" is defined in Section 2.1(b).

0.56.    "Losses" is defined in Section 12.1.

0.57. "Material Adverse Effect" means, as to Seller, a material adverse effect on the Assets or on the business or operations conducted by Seller at the Branch Office or on the ability of the Seller to consummate the transactions contemplated by this Agreement in accordance with its terms thereof; and, as to Purchaser, a material adverse effect on the business or operation of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement in accordance with its terms.

0.58.    "Material Part" is defined in Section 2.11(e).

0.59. "Material Violation" means a violation which, individually or in the aggregate with all other such violations, would have a Material Adverse Effect or constitute or give rise to a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the Assets, any of the assets of Purchaser or assets of Seller relating to the Branch Office under any Purchaser or Seller Agreement.

0.60.    "Names" is defined in Section 5.11.

0.61.    "NOW" is defined in the definition of "Deposits."

0.62.    "Notice of Disagreement" is defined in Section 2.7(b).

0.63.    "Other Liabilities" is defined in Section 2.4.

0.64.    "Permits" is defined in Section 3.4(c).

0.65.    "Personal Property" is defined in Section 2.1(d).

0.66.    "Post-Closing Schedule" is defined in Section 2.7(a).

0.67.    "Properties" is defined in Section 3.9.

0.68.    "Pro-Rata Adjustment" is defined in Section 2.5.

0.69.    "Pro-Rated Items" is defined in Section 2.5.

0.70.    "Purchaser" means City National Bank of New Jersey.

0.71.    "Purchaser Agreement" is defined in Section 4.2(b).

0.72.    "Purchaser's Account" is defined in Section 2.6(b).

0.73.    "Purchaser's Indemnified Parties" is defined in Section 12.1.

0.74. "Records" means all records and original documents in Seller's possession which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branch Office and all such records and original documents respecting (i) the Contracts,
(ii) the Assets, (iii) the Deposits and (iv) the Employees (except confidential employee records for which consents to release such records to Purchaser shall not have been obtained from the relevant employee), including all such records maintained on electronic or magnetic media in the electronic data base system of Seller or to comply with any applicable federal or state law or governmental regulation to which the Deposits are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. ss.205), Federal Reserve Board Regulation CC (12 C.F.R. ss.229) and any relevant escheat and unclaimed property laws.

0.75.    "Requisite Regulatory Approvals" is defined in Section 9.1.

0.76.    "Retirement Accounts" is defined in the definition of "Deposits."

0.77.    "Returned Items" is defined in Exhibit B.

0.78.    "Review Period" is defined in Section 2.7(b).

0.79.    "Safe Deposit Box Assets" is defined in Section 2.1(g).

0.80.    "Seller" means Carver Federal Savings Bank.

0.81.    "Seller Agreement" is defined in Section 3.2(b)(iii).

0.82.    "Seller's Account" is defined in Section 2.8.

0.83.    "Seller's Indemnified Parties" is defined in Section 12.2.

0.84.     "SAIF" means the Savings Association Insurance Fund.

0.85. "Taxes" means all taxes, charges, fees, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments.

0.86. "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

0.87.    "Taxpayer Information" is defined in Exhibit B.

0.88.    "Termination Date" is defined in Section 13.1(b).

0.89.    "TIN" means taxpayer identification number.

0.90.    "Third Party" is defined in Section 12.3(a).

0.91.    "Third Party Claim" is defined in Section 12.3(a).

0.92.    "Transfer Taxes" is defined in Section 7.1(b).

                                   ARTICLE II
                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

0.93.    Purchase and Sale of Assets .

         On the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following assets (collectively, the "Assets") relating to the Branch Office as of the Closing
Date:

         (a) Cash on Hand. All petty cash, vault cash, teller cash, automated teller machine ("ATM") cash and any other cash at or held for the account of the Branch Office (the "Cash") as of the close of business on the Closing Date.

         (b) Loans. All savings account loans secured by an interest in Deposits and loans made by and reflected on the books of the Branch Office in connection with automatic loan reserves (i.e., overdraft protection relating to Deposits), together with all interest thereon that shall accrue but not be received by Seller on or prior to the Closing Date (the "Loans"). Attached hereto is
Schedule 2.1(b) which sets forth a summary of all Loans.

         (c) Real Property. The leasehold interest in real property described in
Schedule 2.1(c) (the "Leased Property") and all of Seller's rights with respect to the occupancy of the Leased Property (the "Lease").

         (d) Personal Property. The personal property set forth on Schedule 2.1(d)-1, which is located at the Branch Office on the Closing Date and owned by Seller (including without limitation furniture, fixtures and equipment) but excluding the property set forth on Schedule 2.1(d)-2 ("Personal Property").

         (e)      Records.  All Records, which shall be segregated by Seller.

         (f) Contracts. The contract rights, licenses, permits, approvals, authorizations and franchises set forth on Schedule 2.1(f), together with any additional contract rights added to such Schedule pursuant to Section 5.12 hereof (the "Contracts").

         (g) Safe Deposit Box Assets. All assets related to the safe deposit box business located at the Branch Office as of the close of business on the Closing Date, except those currently being held by Seller for delivery to the Comptroller of the State of New York in accordance with the Abandoned Property Law of the State of New York (the "Safe Deposit Box Assets").

         (h) Intangibles. The core deposit intangibles associated with the assumption of Deposits pursuant to Section 2.3 hereto.

         (i) Leased Improvements. All leasehold improvements (to the extent not otherwise included as Personal Property) located at the Branch Office on the Closing Date set forth on Schedule 2.1(i) (the "Leasehold
Improvements").

0.94.    Excluded Assets and Liabilities .

         (a) It is understood and agreed that Purchaser is not acquiring from Seller, and Seller shall retain ownership of all right, title and interest in and to, any property or asset which is not being transferred pursuant to Section
2.1 hereof, including but not limited to (i) the existing name of Seller or any derivation thereof and (ii) any logos, service marks, trademarks, advertising material, slogans, or similar items used on or prior to the Closing Date by Seller in connection with its business, and the assets and liabilities set forth on Schedule 2.2 (collectively, the "Excluded Assets").

         (b) Except as expressly set forth in this Agreement, Purchaser shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown), and Seller shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations (collectively, the "Excluded Liabilities").

0.95.    Assignment and Assumption of Deposits .

         Schedule 2.3., attached hereto, sets forth a summary of all the Deposits at December 31, 1997 and at January 15, 1998. Within 5 Business Days of the Closing Date, Seller shall provide Purchaser with a revised Schedule 2.3 which sets forth a summary of all the Deposits. At the Closing, Seller shall assign to Purchaser, and Purchaser shall (a) accept and assume from Seller and
(b) pay, perform and discharge all obligations with respect to and be solely liable for all Deposits domiciled at the Branch Office (the "Deposit Obligations").

0.96.    Assignment and Assumption of Other Liabilities .

         Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall assign to Purchaser, and Purchaser shall (a) accept and assume from Seller and (b) pay, perform and discharge all obligations with respect to and be solely liable for the liabilities and obligations that arise under the Contracts, which liabilities and obligations become due and payable after the close of business on the Closing Date (the "Other Liabilities"). The Deposit Obligations and the Other Liabilities shall collectively be referred to as the "Assumed Liabilities."

0.97.    Adjustment for Income, Expenses, Pre-payments and Fees .

         (a) All items of income, operating expenses, prepayments and fees relating to the Assets and Assumed Liabilities, whether accrued or prepaid prior to the Closing Date (including without limitation, wages, salaries, vacation pay, rents, equipment charges, safe deposit fees, utility payments, personal property taxes, any fees paid or payable to Seller with respect to the Loans, the IRA and Keogh Accounts, or the safe deposit boxes, and any fees, premiums or assessments) imposed or collected by the FDIC with respect to Deposits, including the assessments by the Financing Corporation (the "FDIC Assessments") (collectively, the "Prorated Items"), shall be pro-rated between the parties as of the Closing Date. Seller shall be responsible for (or entitled to receive, as the case may be) all such items which are allocable to the period on or prior to the Closing Date, and Purchaser shall be responsible for (or entitled to receive, as the case may be) all such items which are allocable to the period subsequent to the Closing Date. With regard to the proration of the FDIC Assessment, the amount for which Purchaser is responsible shall include, that portion of the FDIC Assessment payable by Seller on the payment date next succeeding the Closing Date in respect to the portion of Seller's FDIC Assessment attributable to the Deposit Obligation for the period subsequent to the Closing Date; and such proration shall be based on the FDIC Assessment rates payable by Seller. The aggregate net amount of all proration adjustments of Prorated Items shall be referred to herein as the "Pro-Rata Adjustment." The Pro-Rata Adjustment shall be included as part of the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in this Agreement. Purchaser shall have the opportunity to review any Prorated Items to be allocated to Purchaser pursuant to this Section 2.5 and to suggest to Seller any possible error or challenge to any such Prorated Items, provided that Seller shall have no obligation to challenge or question any Prorated Items but shall cooperate with Purchaser if Purchaser elects to so challenge or question any Prorated Items.

         (b) To the extent that any of the items of income, fees or expenses described in paragraph (a) of this section are not discovered prior to the preparation of the Post-Closing Schedule, the parties shall cooperate with one another so that Purchaser or Seller, as the case may be, pays any such fee or expense, or receives any such income, depending upon whether such fee, expense or income relates to the period on or prior to the close of business on the Closing Date.

         (c) Unless  Purchaser  elects to  undertake a  transaction  pursuant to
Section 5(d)(3) under the FDIA (for which no exit or entrance fees will be assessed by the FDIC), Purchaser shall be responsible for fees incurred by both Seller and Purchaser in connection with the transfer of any or all of the Deposit Obligations between the SAIF and the BIF (the "Insurance Conversion Fees").

         (d) All prorations made pursuant to this section shall be based upon the ratio of the number of days prior to and including the Closing Date related to such item compared to the total number of days related to such item.

0.98.    Estimated Transfer Payment .

         (a) Five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a schedule estimating the following, in each case (except as otherwise set forth herein) as of the close of business on the Friday which is at least seven (7) Business Days preceding the Closing Date (the "Estimation Date"): (i) the aggregate balance of the Deposits (the "Estimated Deposits"),
(ii) the aggregate book value as of the close of business on the last day of the month preceding the Closing Date, net of specific loan loss reserves, of the Loans, plus (to the extent not reflected in such book value) all interest thereon that shall accrue but not be received by Seller on or prior to the Estimation Date (such book value, as so adjusted, the "Estimated Loan Payment"),
(iii) the aggregate amount of the Cash (the "Estimated Cash"), (iv) the Pro-Rata Adjustment (the "Estimated Pro-Rata Adjustment") and (v) any Insurance Conversion Fees. Within 2 Business Days prior to the Closing, Seller shall deliver to Purchaser a true and complete schedule (the "Book Value Schedule") setting forth the aggregate book value, net of accumulated depreciation, estimated as of the Closing Date, of the Personal Property located at the Branch Office and the Leasehold Improvements.

         (b) In connection with the sale by Seller to Purchaser of the Assets and the assumption by Purchaser of the Deposits as provided for herein, at the Closing, Seller shall transfer to Purchaser in immediately available funds, by wire transfer to an account designated in writing by Purchaser to Seller at least two (2) Business Days prior to the Closing Date ("Purchaser's Account"), an amount (the "Estimated Transfer Amount") equal to the Estimated Deposits, plus or minus the Estimated Pro-Rata Adjustment, as applicable, minus the sum of
(i) an amount equal to three and 00/100 percent (3.00%) of the average aggregate daily closing balance of the Deposits for the 20 Business Days prior to and including the Closing Date (the "Deposit Premium"), (ii) the Estimated Loan Payment, (iii) the Estimated Cash, (iv) an amount equal to Purchaser's liability for Transfer Taxes pursuant to Section 7.1(b), (v) the aggregate book value (net of accumulated depreciation) as of the Closing Date of the Personal Property located at the Branch Office and the Leasehold Improvements and (vi) any Insurance Conversion Fees.

0.99.    Post-Closing Schedule .

         (a) Within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser a schedule (the "Post-Closing Schedule") setting forth the actual amount of (i) the aggregate balance of the Deposits as of the close of business on the Closing Date, (ii) the aggregate book value, net of specific loan loss reserves, as of the Closing Date of the Loans, plus (to the extent not reflected in such book value) all interest thereon that shall accrue but not be received by Seller on or prior to the Closing Date, (iii) the aggregate amount of the Cash as of the close of business on the Closing Date, (iv) the Deposit Premium and (v) the Pro-Rata Adjustment. Purchaser shall cooperate with Seller in the preparation of the Post-Closing Schedule. Purchaser shall provide Seller and its representatives and independent accountants with reasonable access to the books, records, facilities and personnel of the Branch Office in a manner which does not unduly disrupt or interfere with the operation of the Branch Office so that Seller and its representatives and independent accountants may prepare the Post-Closing Schedule.

         (b) Within thirty (30) calendar days after delivery of the Post-Closing Schedule to Purchaser (the "Review Period"), Purchaser may dispute all or any portion of the Post-Closing Schedule by giving written notice (a "Notice of Disagreement") to Seller setting forth in reasonable detail the basis for such dispute (hereinafter called a "Disagreement"). The failure by Purchaser to deliver a Notice of Disagreement during the Review Period shall constitute an irrevocable acceptance by Purchaser of the Post-Closing Schedule in the form delivered by Seller. If Purchaser delivers a Notice of Disagreement during the Review Period, the parties shall promptly commence good faith negotiations with a view to resolving such Disagreement. If Seller shall not dispute all or any portion of the Notice of Disagreement by giving written notice to Purchaser setting forth in reasonable detail the basis for such dispute within ten (10) Business Days following the delivery of the Notice of Disagreement, Seller shall be deemed to have irrevocably accepted the Post-Closing Schedule as modified by the Notice of Disagreement.

         (c) If Seller disputes all or any portion of the Notice of Disagreement within the ten (10) Business Days following the delivery of the Notice of Disagreement and the parties are not able to resolve any Disagreement within thirty (30) calendar days after the delivery by Seller of its dispute of the Notice of Disagreement, such Disagreement shall be referred to a nationally recognized accounting firm for determination of the disputed amounts in accordance with this Agreement. If Purchaser and Seller do not promptly agree on the selection of a nationally recognized accounting firm, their respective independent public accountants shall immediately select such accounting firm by mutual agreement. The determination of such firm shall be final and binding upon the parties, and the amount so determined shall be used to complete the final Post-Closing Schedule. Such firm shall render its determination as soon as practicable after referral of the Disagreement. The fees and expenses of such firm shall be paid one-half by Purchaser and one-half by Seller. The parties shall cooperate with each other and such firm with respect to the resolution of any Disagreement, such cooperation to include reasonable access to books, records, facilities and personnel. This provision shall constitute the exclusive remedy of the parties with respect to determination of the final Post-Closing Schedule.

0.100.   Final Settlement .

         On the Business Day immediately following the day on which the Post-Closing Schedule is finally determined pursuant to the terms of Section 2.7 of this Agreement (the "Final Settlement Date"), the Estimated Transfer Amount shall be recalculated using the amounts reflected in the final Post-Closing Schedule (the "Final Transfer Amount"). If the Final Transfer Amount exceeds the Estimated Transfer Amount, Seller shall pay the difference to Purchaser by wire transfer in immediately available funds to Purchaser's Account. If the Estimated Transfer Amount exceeds the Final Transfer Amount, Purchaser shall refund the difference to Seller by wire transfer in immediately available funds to an account designated in writing by Seller ("Seller's Account"). Any payment pursuant to this section shall include interest on such amount for the number of days from and including the Closing Date to, but excluding, the Final Settlement Date (the "Interest Period") calculated at the Federal Funds Rate as published in the "Money Rates" section of The Wall Street Journal as of the Closing Date.

0.101.   Allocation of Purchase Price .

         The consideration paid by Purchaser to Seller pursuant to this Agreement shall be allocated among the Assets, including any intangible assets, as Seller and Purchaser shall mutually agree prior to the Closing Date. The allocation of the purchase price was bargained and negotiated for, and each party agrees to report the transactions contemplated hereby for federal income tax and all other tax purposes (including, without limitation, for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code")) in a manner consistent with the allocation set forth on Schedule 2.9 determined pursuant to this Section 2.9 and in accordance with all applicable rules and regulations, and to take no position inconsistent with such allocation in any administrative or judicial examination or other proceeding. Each of Purchaser and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code and this section.

0.102.   Limited Warranty; Nonrecourse; Conveyance

         (a) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE CONVEYANCE OF ALL ASSETS, INCLUDING PERSONAL PROPERTY INTERESTS, PURCHASED BY PURCHASER UNDER THIS AGREEMENT AND UNDER ANY CONVEYANCING DOCUMENT EXECUTED IN CONNECTION HEREWITH SHALL BE MADE, AS NECESSARY, BY SELLER'S ASSIGNMENT OR BILL OF SALE, IN "AS IS" AND "WHERE IS" CONDITION, WITHOUT RECOURSE, AND WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ACQUIRED ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO ENVIRONMENTAL CONDITION, ENFORCEABILITY, COLLECTABILITY,
DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), CONDITION OF PROPERTY OR ANY OTHER MATTER.

         (b) Purchaser shall prepare and deliver to Seller, and Seller shall execute and deliver to Purchaser, such further instruments and documents of conveyance (in form and substance satisfactory to Seller and Purchaser) as shall be reasonably necessary to vest in Purchaser the full legal or equitable title of Seller in and to the acquired Assets.

         (c) On and after the Closing Date, Purchaser shall execute, acknowledge and deliver all such acknowledgements and other instruments as Seller shall reasonably request to effectively relieve and discharge Seller from any of the Assumed Liabilities.

0.103.   Risk of Loss; Repairs .

         (a) If, on or before the Closing Date, the Leased Property is damaged in Material Part by fire or other cause, and the landlord has the option under the Lease and elects to restore the Leased Property, Seller shall promptly notify Purchaser thereof in writing. In such event, Purchaser may elect to:

                  (i) Allow as a credit  against  the  purchase  price an amount equal to the estimated cost of restoration (to the extent of the damaged property interest owed by Seller) as determined by an independent construction contracting firm satisfactory to both Seller and Purchaser; or

                  (ii) Require Seller to assign at Closing to Purchaser, without recourse to Seller, the insurance proceeds for the casualty and the right to collect same (but only to the extent that Seller, pursuant to the terms of the Lease, is entitled to such insurance proceeds payable in connection with such fire or other cause), without any abatement to the purchase price.

         (b) If, on or before the Closing Date, any condemnation or eminent domain proceedings are initiated which could result in the taking of any part of the Leased Property, Seller shall promptly notify Purchaser of the initiation of any such proceedings. Upon receipt of such notice, if a Material Part of the Leased Property is to be taken, Purchaser may elect to:

                  (i) Consummate the purchase of the real property leasehold interest in such Leased Property and receive an abatement to the purchase price in an amount equal to the current book value of the real property leasehold interest in such Leased Property, in which case Seller shall receive any award made in connection with such condemnation or eminent domain proceedings which is payable to Seller pursuant to the Lease; or

                  (ii) Consummate the purchase of the real property leasehold interest in such Leasehold Property, without abatement to the purchase price, in which event Seller shall assign to Purchaser, without recourse to Seller, all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings as provided in the Lease.

         (c) Purchaser shall have ten (10) Business Days from the date of receipt of Seller's written notice delivered pursuant to subsection 2.11(a) or 2.11(b) within which to make such election, and a failure to make an election shall be deemed an election to consummate this transaction pursuant to subsection 2.11(a)(i) or 2.11(b)(i) above, as applicable.

         (d) If less than a Material Part of the Leased Property is damaged or destroyed without fault of Purchaser or is taken by eminent domain, neither Purchaser nor Seller shall be deprived of the right to enforce this Agreement, but there shall be, to the extent of the destruction or taking, an abatement of the consideration to be paid to Seller as set forth in this Section 2.11.

         (e) A "Material Part" shall be deemed to mean (i) any taking or damage which would leave remaining a balance of the Leased Property which, due either to the area so taken or damaged or the location of the part so taken or damaged in relation to the part not so taken or damaged, would not permit it to be used effectively for its intended purpose and, under economic conditions, zoning laws or building regulations then existing or prevailing, could not readily accommodate a new or reconstructed building or buildings of a type not materially different from the building or buildings existing on the date of such taking or damage or (ii) any damage or taking that would require Purchaser to incur costs or expenses exceeding twenty-five thousand dollars ($25,000) to repair the branch or to compensate for such taking.

         (f) If the Leased Property requires any capital improvements in excess of one thousand dollars ($1,000) between the date of this Agreement and the Closing Date, Seller shall give Purchaser notice of the proposed improvements and the cost thereof. If Purchaser does not object to such proposal within seven
(7) Business Days, Seller shall have the right to make such capital improvements and the cost of such capital improvements shall be added to the purchase price.

0.104.   Removal of the Excluded  Personal Property .

         As soon as is reasonably practical after the Closing Date (but no later than 15 days after the Closing Date), Seller will remove from the Branch Office of the Excluded Personal Property listed in Schedule 2.1(d)-2.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

0.105.   Corporate Organization and Powers .

         (a) Seller is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States of America.

         (b) Seller has the corporate power and authority to own, lease or operate the Assets and to carry on the business of the Branch Office as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect.

         (c) Seller's deposits are, subject to applicable monetary limits established by law, insured by the SAIF of the FDIC, and all premiums and assessments required in connection therewith have been paid when due by Seller.

0.106.   Corporate Authority; No Violation .

         (a) Seller has the corporate power and authority to execute and deliver this Agreement and any documents, agreements or instruments to be executed by Seller pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, and no further corporate authorization on the part of Seller is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, and except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, (i) this Agreement and any related agreement constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms and (ii) the other documents, agreements and instruments to be delivered by Seller to Purchaser pursuant to this Agreement, when executed and delivered, will be duly executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

         (b) The execution and delivery by Seller of this Agreement or any document, agreement or instrument to be executed by Seller pursuant to this Agreement, the consummation by Seller of the transactions contemplated hereby or thereby, and compliance by Seller with the terms or provisions hereof or thereof, shall not result:

                  (i) in a violation of any provision of the Charter or Bylaws of Seller,

                  (ii) in a Material Violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its properties or assets (including, without limitation, the Assets), or

                  (iii) in a Material Violation of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound or affected (a "Seller Agreement").

0.107.   Consents and Approvals .

         Except as set forth on Schedule 3.3, Seller is not required to obtain any consent, approval, order, authorization, registration, declaration from, or to make any filing with, any court, agency, or governmental authority or instrumentality (each a "Governmental Entity") or any other third party in connection with (a) Seller's execution and delivery of this Agreement or any document, agreement or instrument to be executed pursuant to this Agreement or
(b) the consummation by Seller of the transactions contemplated hereby or thereby (including without limitation the transfer of the Assets to Purchaser).

0.108.   Compliance With Law .

         (a) With respect to the Assets and the business of the Seller related to the Branch Office, Seller is in compliance in all material respects with the provisions of all applicable federal, state and local statutes, regulations and ordinances, and at the Closing Date, Seller will not be in default in any material respect under any said statutes, regulations and ordinances.

         (b) Except as set forth on Schedule 3.4, and except for regularly scheduled examinations, audits and full and limited scope reviews conducted by governmental authorities under applicable laws relating to federal savings banks and their holding companies, no investigation or review by any governmental authority concerning any possible conflicts or violations by Seller is pending or to the knowledge of Seller threatened.

         (c) Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations ("Permits") of all federal, state and local governments and governmental authorities necessary for the lawful conduct of the business being conducted at the Branch Office, and at the Closing Date all such Permits shall be valid and Seller shall be in good standing thereunder, and none of such Permits shall be subject to any suspension, modification or revocation or proceedings related thereto except where the failure to have such Permits, or the invalidity thereof, would not, individually or in the aggregate, have a Material Adverse Effect.

0.109.   Title to Assets .

         As of the Closing Date, Seller will have, and will deliver to Purchaser at the Closing, and Purchaser will receive good, valid and, with respect to the Leased Property, a valid leasehold interest in, all of the Assets, free and clear of all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments, and security interests ("Encumbrances") except for those Encumbrances:

         (a)      securing any Assumed Liability;

         (b) disclosed on Schedule 3.5(b) or shown in any title reports, opinions or insurance binders delivered or made available to Purchaser prior to the execution of this Agreement (including any Encumbrances of the landlord's interest in the property subject to the Lease);

         (c) incurred in connection with the acquisition of property and securing the purchase price therefor, in either case only if such liability relating thereto is an Assumed Liability;

         (d) for Taxes or assessments, special or otherwise, related to the Leased Property not due and payable;

         (e) easements, rights of way, restrictions, covenants of record, claims and covenants shown of record, and other similar charges and encumbrances which, if the rights granted under such instruments were exercised, would not individually, or in the aggregate, materially impair or interfere with Seller's present and continued use, operation of the Leased Property; and

         (f) rights of parties in possession, matters which would be shown on an accurate survey, and any other defect or exception to title, which in any case does not materially impair or interfere with Seller's present and continued use, operation, value or marketability of the Leased Property.

0.110.   Contracts and the Lease .

         (a) Seller is not a party to or bound by any agreements or arrangements for the purchase or sale of any of the Assets, or for the grant of any right to purchase any of the Assets, other than in the ordinary course of business.

         (b)      Schedule 3.6(b) sets forth each Contract for transactions:

                  (i) with an aggregate value of one thousand dollars ($1,000) or more during the past three (3) months or five thousand dollars ($5,000) or more during the past 12 months;
                  (ii)     with a remaining term of more than one (1) year; or

                  (iii) that has or may have a material effect on the Assets or on the business or operations conducted at the Branch Office; or

                  (iv) that is not terminable upon ninety (90) calendar days written notice, or less.

         (c) Upon the Closing, each of the Contracts set forth on Schedule 2.1(f) and Schedule 3.6(b):

                  (i) will constitute the legal, valid and binding obligation of Seller, and to the knowledge of Seller, each of the other parties thereto,

                  (ii)     will be enforceable in accordance with its terms, and

                  (iii) will not be subject to any material defaults or existing acts, events or conditions which, with notice or lapse of time, or both, will result in a material default under any of such Contract.

         Seller has made available to Purchaser true, complete and correct copies of each Contract set forth on Schedules 2.1(f) and 3.6(b), and all attachments, amendments and addenda thereto, excluding those Contacts added pursuant to Section 5.12.

         (d) Seller has not received any written notice of (i) non-compliance with any restriction encumbering the Leased Property, or (ii) any zoning violations adversely affecting the value or use of the Leased Property.

         (e) Seller has delivered to Purchaser true, complete and correct copies of the Lease, together with all amendments, modifications and other changes.

         (f) The consent of the lessor to the Purchaser's assumption of the Lease shall have been received pursuant to a Consent and Estoppel Certificate substantially in the form of Exhibit H. All sums due and owing by Seller pursuant to the Lease, through the Closing Date, have or will be paid prior to the Closing Date except with respect to possible year-end adjustments by the Landlord under the Lease to Seller's estimated pro-rata shared maintenance charges and real estate taxes.

         (g)      Seller has not subleased any of its interests in the Leased
Property.

0.111.   Assignment of Assumed Liabilities .

         As of the Closing Date, each of the Assumed Liabilities will be properly assigned to Purchaser, there are no material defaults by Seller under any of such Assumed Liabilities.

0.112.   Litigation .

         Schedule 3.8 sets forth each action, suit, proceeding, inquiry or investigation, at law or in equity, before any court, arbitrator, mediator or any governmental body, agency or official, pending, or, to Seller's knowledge, threatened, against Seller relating to any of the Assets, Assumed Liabilities, or the business or operation of the Branch Office ("Legal Action").

         Except as set forth on Schedule 3.8, there is no action, suit, or proceeding, at law or in equity, before any court or any governmental body, agency or official, wherein an unfavorable decision, ruling or finding would adversely affect (a) the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein, (b) the consummation of the transactions contemplated hereby, (c) any approval, consent or permission required to be obtained by Seller hereunder, (d) the ability of Seller to perform its obligations under this Agreement or (e) the business or operations of the Branch Office.

0.113.   Environmental .

         Except as set forth on Schedule 3.9, and except for breaches of the warranties or representations set forth below that, individually or in the aggregate, would not have a Material Adverse Effect, Seller represents and warrants concerning the Leased Property that:

         (a) To the best of Seller's knowledge and without having made any investigation, including without limitation, reviewing any environmental studies, assessments, reports, investigations or other documents the Leased Property is and has been, for so long as Seller has been in possession of the Leased Property, in substantial compliance with all Environmental Laws,

         (b) To the best of Seller's knowledge, for long as Seller has held the Lease Property, there has been no storage, disposal, arrangement for disposal, presence, release of Hazardous Substances, from, in, upon or below the Lease Property.

         (c) Seller has not engaged in any activity that involves or involved the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Substances on or from the Leased Property.

         (d) Seller has not received any written communication from any person or entity that alleges a violation of Environmental Laws concerning, or that Seller may be responsible for any Loss (as defined in this Agreement) under Environmental Laws with respect to the Lease Property.

         (e) Seller has no knowledge of and has not received any written notice of any claim, action, demand, or investigation from any person or entity alleging or describing a potential Loss under Environmental Laws based on or resulting from (a) the presence, release or threatened release of any Hazardous Substance from, in, upon or below the Lease Property or (b) the violation or alleged violation of any Environmental Laws concerning the Leased Property, and

         (f) Seller has made available to Purchaser copies of all environmental studies, reports, investigations and other documents relating to the Leased Property of which Seller has possession and it is legally permitted to make available.

0.114.   Finders or Brokers .

         Except as disclosed on Schedule 3.10, Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

0.115.   Financial Information .

         (a) The books of account of the Branch Office fairly and accurately reflect the respective Assets and Assumed Liabilities of the Branch Office, in accordance with generally accepted accounting principles ("GAAP") including, without limitation, the establishment of appropriate loan loss reserves which are consistent with prudent banking practice.

         (b) The books of  account of the Branch  Office (i) are  maintained  by
Seller   substantially  in  accordance  with  applicable  legal  and  accounting requirements and (ii) reflect only actual transactions.

         (c) Within 10 Business Days after the date of the Agreement, Seller shall deliver to Purchaser copies of the books of account of the Branch Office which are true, correct and complete in all materials respects as of the date or dates set forth therein.

0.116.   Taxes .

         Except with respect to Seller's estimated pro-rata share of real estate taxes under the Lease, as referenced in Section 3.6(d) above:

         (a) All Taxes which are due or payable by Seller relating to the Assets (except those Taxes which are Purchaser's responsibility under a different covenant of this Agreement) have been paid in full or properly accrued and adequately provided for by reserves shown in the books and records of Seller, or will be so paid or accrued and provided for in the books and records of the Seller.

         (b) All Tax Returns required to be filed with respect to the Assets have been filed with the appropriate federal, state or local taxing authority and each such Tax Return is true, complete and correct in all material respects.

         (c) All Taxes shown to be due on such Tax Returns, and all Taxes arising from or attributable to the Assets required to be withheld by or with respect to the Seller have been paid or, if applicable, withheld and paid to the appropriate taxing authority, other than those Taxes the failure of which to be paid would not result in a lien on the Assets or become a liability of Purchaser.

         (d) No notice of deficiency or assessment of Taxes has been received from any taxing authority with respect to the Assets.

         (e) There are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Assets, other than with respect to Taxes that would not result in a lien on the Assets or become a liability of Purchaser.

         (f) No consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to the Assets has been granted, other than with respect to Taxes that would not result in a lien on the Assets or become a liability of Purchaser.

0.117.   State of the Leased Property .

         The following are true statements with respect to the Leased Property:

         (a) Schedule 2.1(c) contains a list, that is complete and accurate in all material respects, which sets forth as of a recent date identified on said schedule, the address of the Leased Property and the Lease with respect to the Leased Property and all amendments thereto;

         (b) To the best of Seller's knowledge the improvements and building systems are in good operating condition and repair, subject to ordinary wear and tear and routine maintenance needs; and

         (c) To the best of Seller's knowledge the present use, operation and physical condition of the Leased Property are in material compliance with all applicable laws, ordinances and regulations.

0.118.   Employees .

         (a) There are no claims (statutory or otherwise), demands, proceedings or other actions pending or, to Seller's actual knowledge, threatened against Seller by (a) any of the present or former employees at the Branch Office or (b) any person who sought to become employed at the Branch Office.

         (b) None of the Employees is a member of any labor union or is otherwise subject to collective bargaining.

         (c) Set forth on Schedule 3.14 is a list of Employees, including their job descriptions and compensation arrangements.

0.119.   Deposit Insurance .

          The Deposits are insured by SAIF up to the maximum extent permitted by law, and Seller has filed and will file all reports and paid all fees, premiums and assessments required under FDIA.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

0.120.   Corporate Organization and Powers .

         (a) Purchaser is a national bank, duly organized, validly existing and in good standing under the laws of United States of America.

         (b) Subject to receipt of the Requisite Regulatory Approvals, Purchaser has the corporate power and authority to own, lease or operate the Assets and to carry on the business of the Branch Office as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect.

         (c) Purchaser's deposits are, subject to applicable monetary limits established by law, insured by the Bank Insurance Fund of the FDIC, and all premiums and assessments required in connection therewith have been paid when due by Purchaser.

0.121.   Corporate Authority; No Violation .

         (a)  Purchaser  has the  corporate  power and  authority to execute and deliver this  Agreement  and any  documents,  agreements  or  instruments  to be executed by Purchaser pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no further corporate authorization on the part of Purchaser is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser. Assuming the due authorization, execution and delivery of this Agreement by Seller, and except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, (i) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and (ii) the other documents, agreements and instruments to be delivered by Purchaser to Seller pursuant to this Agreement, when executed and delivered, will be duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser.

         (b) The execution and delivery by Purchaser of this Agreement or any document, agreement or instrument to be executed by Purchaser pursuant to this Agreement, and upon receipt of the Requisite Regulatory Approvals, the consummation by Purchaser of the transactions contemplated hereby or thereby, and compliance by Purchaser with the terms or provisions hereof or thereof, shall not result:

                  (i) in a violation of any provision of the Charter or Bylaws of Purchaser,

                  (ii) in a Material Violation of any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its properties or assets (including, without limitation, the Assets), or

                  (iii) in a Material Violation of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of the Assets may be bound or affected (a "Purchaser Agreement").

0.122.   Consents and Approvals .

         Except as set forth on Schedule 4.3, Purchaser is not required to obtain any consent, approval, order, authorization, registration, declaration from, or to make any filing with, any Governmental Entity or any other third party in connection with (a) Purchaser's execution and delivery of this Agreement or any document, agreement or instrument to be executed pursuant to this Agreement or (b) the consummation by Purchaser of the transactions contemplated hereby or thereby.

0.123.   Litigation .

         Except as set forth on Schedule 4.4, there is no action, suit, or proceeding, at law or in equity, before any court or any governmental body, agency or official, wherein an unfavorable decision, ruling or finding would adversely affect (a) the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein, (b) the consummation of the transactions contemplated hereby, (c) any approval, consent or permission required to be obtained by Purchaser hereunder, (d) the ability of Purchaser to perform its obligations under this Agreement or (e) the business or operations of the Branch Office.

0.124.   Finders or Brokers .

         Except as set forth on Schedule 4.5, Purchaser has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.
0.125.   Estimates, Projections and Other Predictions .

         It is understood that any cost estimates, projections or other predictions which have been provided to Purchaser are not and shall not be deemed to be representations or warranties of Seller. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that Purchaser shall have no claim against anyone with respect thereto.


                                    ARTICLE V
                            COVENANTS OF THE PARTIES

0.126.   Business Obligations .

         (a) Except as set forth on Schedule 5.1(a), as otherwise provided in this Agreement, or as required by applicable law, between the date of this Agreement and the Closing Date:

         Seller shall:

                  (i) conduct the business of the Branch Office and the operations of Seller relating thereto in the ordinary course of business, consistent with Seller's past practice and applicable law, and consistent with prudent banking practice,

                  (ii) maintain its books and records in accordance with GAAP, and

                 (iii) use its reasonable efforts to preserve its present business organization and relationships.

         (b) Except as set forth on Schedule 5.1(b), as otherwise provided in this Agreement or as required by applicable law, prior to the Closing Date, Seller shall not:

                  (i) enter into or terminate any material contract or agreement, or make any change in any of its material contracts, including contracts related to the operations and maintenance of the Branch Office, except with the prior consent of Purchaser, which shall not unreasonably be withheld;

                 (ii) directly contact any customer of the Branch Office for the purpose of soliciting any of the Deposits;

                    (iii) increase in any manner the compensation or fringe benefits of any of the Employees, except for general salary increases in the ordinary course of business consistent with past practice; and

                  (iv) fail to maintain the Branch Office in repair, order and condition no worse than on the date of this Agreement or fail to maintain insurance until the Closing Date upon the Branch Office with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment;

0.127.   Cooperation and Further Assurances.

         The Seller and the Purchaser shall cooperate with each other and use their respective best efforts to consummate the transactions contemplated herein, and each shall take all reasonable actions necessary to accomplish such transactions, including but not limited to the provision of any required notices to depositors in respect of the Deposits. After the Closing Date, Seller and Purchaser shall continue to provide reasonable assistance each to the other to effectuate an orderly transfer to the Purchaser of the Deposits, Assets and Liabilities, and in so assisting one another, shall at any reasonable time and from time to time upon the request of the other execute and deliver such further documents, certificates, assignments, receipts, endorsements and instruments of transfer as Purchaser or Seller (as the case may be) may reasonably require to consummate the transactions contemplated hereby.

0.128.   Legal and Regulatory Matters .

         With respect to the making of filings to any Governmental Entity or third party:

         (a) Seller and Purchaser shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation; to effect all applications, notices, petitions and filings; and to promptly obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement.

         (b) Within ten (10) calendar days after the execution of this Agreement, Seller and Purchaser shall each file all the applications for the regulatory approvals, consents, permits and authorizations which such party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement.

         (c) Subject to the applicable laws relating to the exchange of information, Seller and Purchaser shall consult with each other and exchange information in order to obtain all the permits, consents, approvals and authorizations that are necessary or advisable to consummate the transactions contemplated by this Agreement from all third parties and Governmental Entities.

         (d) Seller and Purchaser will keep the other party apprised of the status of all applications and filings.

         (e) Except for any confidential portions thereof, the party responsible for making a filing shall promptly (i) provide a copy of the filing, and any supplement, amendment or item of additional information in connection with the filing, to the other party and (ii) deliver a copy of each material notice, order, opinion and other item of correspondence received by it from any Governmental Entity to the other party.

         (f) Purchaser and Seller shall promptly advise each other of any communication received from a Governmental Entity which causes such party to believe that there is a reasonable likelihood that a Requisite Regulatory Approval will not be obtained or that the receipt of such approval will be materially delayed.

0.129.   Payment of Liabilities .

         From and after the Closing Date, Purchaser shall pay all properly drawn checks, drafts and non-negotiable withdrawal orders timely presented to it (including without limitation those presented by mail, over the counter, or through clearings) by depositors whose deposits or accounts on which such items are drawn are Deposits. Payment of said items shall be made without regard to whether the items are drawn on the check or draft forms provided by Seller or by Purchaser. Further, Purchaser shall, in all other respects, discharge the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser. The obligations set forth in this section shall be in addition to the Purchaser's obligations under Sections
2.3 and 2.4.

0.130.   Interest Reporting .

         From January 1, 1998 through the Closing Date, Seller shall report all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits. After the Closing Date and through the end of the calendar year in which the Closing occurs, Purchaser shall report all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits. Said reports shall be made to the holders of the Deposits and to the applicable federal and state regulatory agencies.

0.131.   Transfer Fees .

         (a) Seller and Purchaser shall equally bear all fees (except attorneys' fees and expenses), if any, incurred in connection with the obtaining of third party consents for transfer of the Assets from Seller to Purchaser and the assumption by Purchaser of the liabilities of Seller specified herein.

         (b) Notwithstanding the foregoing, if the lessor of the Leased Property requires either: (i) an increase not in excess of $50 per month in the amount payable under the Lease or (ii) immaterial changes in the terms of the Lease as a condition to its consent to the assumption of the Lease by Purchaser, Purchaser shall be solely responsible to the lessor with respect to any such changes. Seller shall not negotiate or agree to (i) any increase in excess of $50 per month in the amount payable under the Lease or (ii) in the material terms of the Lease without the consent of Purchaser, which consent shall not be unreasonably withheld.

0.132.   Reports .

         (a) Subsequent to the Closing Date, Purchaser shall make all the reports that are required to be made in the ordinary course of business to any Governmental Entity or otherwise with respect to the Branch Office, including without limitation, federal, state and local income tax reporting of Retirement Accounts, 1099 information returns and other required tax forms, and cash transaction reports. Notwithstanding the foregoing, Purchaser's obligations with respect to said reports shall only apply to the extent that any such reports relate to matters occurring after the Closing Date.

         (b) Seller shall have the obligation to make all such reports with respect to matters occurring on the date of this Agreement through the Closing Date.

         (c) All reports shall be made to the holders of accounts and to the applicable federal, state and local regulatory agencies.

0.133.   Branch Account Report .

         As soon as practicable after the date of this Agreement, Seller shall furnish Purchaser with a report on electronic media of the Deposits as of December 31, 1997 (the "Branch Account Report") which shall be correct in all material respects. To the extent such information is maintained by Seller on its computer systems, the Branch Account Report shall enumerate for each account constituting a Deposit ("Branch Account"): (a) the taxpayer identification number of the owner of the Branch Account, (b) the type of account, (c) the date the Branch Account was opened, (d) the current interest rate paid on the Branch Account, if any, (e) the balance of the Branch Account, (f) the term and maturity of any Branch Account that is a certificate of deposit or similar time deposit and (g) with respect to all ACH Accounts and ACH Items, all information reasonably necessary to identify the owner of such account and the third party which directly makes automated clearing house debits and credits to such account.

0.134.   General Notices to Depositors .

         (a) Seller shall provide Purchaser with an intermediate customer list of the accounts that are to be assumed by Purchaser pursuant to this Agreement. The customer list shall contain information that is accurate as of the month-end prior to the giving of the notice referred to in Section 5.9(b) of this Agreement.

         (b) Within five (5) Business Days following the receipt of all of the Requisite Regulatory Approvals (other than the expiration of all statutory waiting periods relating thereto), Seller shall notify the holders of the Deposits that are to be assumed under this Agreement that Purchaser will assume the liability for the Deposits, subject to satisfaction of the conditions to closing contained herein. The notifications shall be based on the list referred to in Section 5.9(a) of this Agreement and a listing maintained at the Branch Office of the new accounts opened since the date of such list. Seller shall provide Purchaser with the documentation of such lists up to the date of Seller's mailing. Prior to the Closing, Purchaser shall send notifications to the appropriate holders setting out the details of its administration of the assumed accounts. Each party shall obtain approval of its notification letter(s) from the other party, and said approval shall not be unreasonably withheld. Each party shall bear the cost of its own mailing.

         (c) Within five (5) Business Days following the receipt of all of the Requisite Regulatory Approvals (other than the expiration of all statutory waiting periods relating thereto), Seller shall provide a notice to the owners of each of the safe deposit boxes at the Branch Office stating that Seller shall assign to Purchaser the safe deposit agreements between Seller and each of such parties on the Closing Date. The notice shall be made by a letter that is mutually acceptable to Purchaser and Seller. Seller and Purchaser shall cooperate with one another in order to transfer the Safe Deposit Box Assets from Seller to Purchaser. As soon as practicable after the date of this Agreement, Seller shall deliver copies of all safe deposit box lease forms currently used in connection with the Safe Deposit Box Assets to Purchaser.

         (d) At least thirty (30) calendar days before the Closing Date, Seller shall prominently and continuously display a sign in the Branch Office stating that the Branch Office will be closed on the Saturday following the Closing Date and will not reopen until the following Monday (unless such Monday is a bank holiday, in which case the sign will indicate that the Branch Office will reopen the following Tuesday). The contents and form of the sign shall be subject to Purchaser's prior approval, which approval shall not be unreasonably withheld. At a mutually agreeable time on the Closing Date, Seller shall provide Purchaser and its agents access to the Branch Office in order for Purchaser to take such steps as are necessary to enable Purchaser to reopen the Branch Office on the date described above as a functioning branch office of Purchaser.

0.135.   Insurance .

         Following execution of this Agreement and until the Closing Date, Seller shall maintain in full force and effect insurance policies relating to the Branch Office and the Personal Property as described in this Section 5.10. Seller represents and warrants to Purchaser that (a) such insurance will be customary in type and amount for Assets of the nature just described, (b) such insurance will be sufficient to replace (less any deductible amount) the Branch Office or any of the Personal Property which are damaged, destroyed or lost on or prior to the Closing Date and (c) such insurance will be "occurrence" insurance, meaning that Seller or such lessors, as the case may be, will have the enforceable right to submit and pursue claims and receive proceeds under such insurance after the Closing Date with respect to events occurring prior to Closing Date.

0.136.   Use of Names, Trademarks and Service Marks .

         (a) No interest in or right to use any logo, name, trademark or service mark presently or previously used by Seller is being conveyed pursuant to this Agreement.

         (b) Purchaser agrees that from and after the Closing Date neither it nor any of its affiliates (including the Branch Office) will use the name "Carver Federal Savings Bank" or any similar name indicating affiliation after the Closing with Seller or any of its affiliates, in connection with any business or activity engaged in by Purchaser or any of its affiliates.
         (c) Promptly after the Closing Date, Seller shall commence the removal of the trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, and other identifying characteristics ("Names"), from all premises, equipment, signs, interior decor items, fixtures and furnishings, and from all printed materials and related business literature associated with the Branch Office and the Personal Property acquired. The costs associated with such removal shall be at the sole expense of Seller and shall be completed not later than thirty (30) calendar days after the Closing Date.

0.137.   Additional Contracts .

         (a) From the date of this Agreement until the Closing Date, the parties shall take the following actions for any contract or group of related contracts which are related to the operations of the Branch Office or the other operations that are the subject of this Agreement, and which are expected to result in payments of more than $5,000 in any year or $1,000 in the case of contracts which are not cancelable on sixty (60) calendar days or less notice without cost or penalty (an "Additional Contract").

         (b) Prior to entering into an Additional Contract, Seller shall provide written notice to Purchaser of its intention to enter into the Additional Contract and shall afford Purchaser reasonable access to the documents relating thereto.

         (c) By 12:00 p.m (New York City time) of the fifth Business Day following notice by Seller, Purchaser shall state to Seller its decision as to whether or not to accept such Additional Contract. The failure by Purchaser to respond prior to 12:00 p.m. (New York City time) on such fifth Business Day shall be deemed an acceptance of such Additional Contract.

         (d) Any Additional Contracts accepted or deemed accepted by Purchaser under this section, and any contract entered into by Seller subsequent to the date hereof for which Seller is not required to notify Purchaser pursuant to the terms of this section, shall be added to Schedule 2.1(f) and become part of the Contracts to be assumed by Purchaser.

0.138.   Updating Schedules .

         On the Closing Date, Seller shall deliver to Purchaser updated versions of all Schedules hereto with the latest information available to Seller. Within ten (10) calendar days after the Closing Date, Seller shall deliver to Purchaser final versions of all appropriate Schedules and reports covering all transactions through the close of business on the Closing Date.

0.139.   General Conversion Matters .

         Seller and Purchaser agree to the terms, covenants and conditions related to the conversion of the Branch Office set forth in Exhibit B as though such terms, covenants and conditions were set forth fully herein.

0.140.   Covenant Not to Compete .

         (a) For a period of eighteen (18) months following the Closing Date, Seller shall not solicit any deposit business of the Branch Office, or establish or maintain a branch office or other physical facility for the purpose of accepting deposits within a 5 mile radius of the Branch Office, or directly contact any customer of the Branch Office as of the Closing Date for the purpose of soliciting any deposit.

         (b) For eighteen (18) months following the Closing Date, Seller shall not directly contact any customer of the Branch Office as of the Closing Date for the purpose of soliciting any deposit or conducting general solicitations specifically targeted to such customers.

         (c) For eighteen (18) months following the Closing Date, Seller shall not directly contact any Employee of the Branch Office as of the Closing Date for the purpose of re-hiring any Employee.

         (d) Notwithstanding the foregoing, Seller may (i) acquire any thrift or depositary institution, or the assets and/or liabilities thereof, which conducts business in the geographic area covered by the Covenant Not to Compete, (ii) conduct general solicitations and mailings that are not specifically targeted to such customers and (iii) conduct solicitations and mailings to people who are depositors at a branch of Seller other than the Branch Office (regardless of whether they are also customers of the Branch Office). Moreover, and notwithstanding the foregoing, after March 31, 1999, Seller may sell, transfer or convey all or substantially all its assets, or the shareholder of Seller may sell, transfer or convey all or substantially all of the outstanding shares of stock of Seller, to an unrelated third party, and said unrelated third party shall not be bound by any provision of this Section 5.15.

        (e) The obligations of Seller created by this Section 5.15 are referred to herein as the "Covenant Not To Compete."


                                   ARTICLE VI
                                EMPLOYEE MATTERS

0.141.   Employee Matters .

         (a) Purchaser shall extend an offer of employment to each Employee listed on Schedule 3.14.

         (b) Seller shall use its reasonable efforts to deliver to Purchaser with copies of the general employee benefit information, staff lists that include title and hire date, all records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA taxes
(including, without limitation, Forms W-4, Forms I-9, Employee's Withholding Allowance Certificate) with respect to wages paid by Seller during the 1997 calendar year, and other employee records with respect to Employees.
         (c) Nothing in this Agreement shall be deemed to restrict the right of the Purchaser to deal with the Employees as employees at will in the same manner as it would be free to deal with such Employees in the absence of this Agreement.

         (d) Seller has no pension, profit-sharing, savings, bonus, incentive, insurance, welfare or other employee benefit plan or policy (including, without limitation, any such plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) in which any Employee participates, pursuant to which the Purchaser may incur liability, or have liability attributed to it, under federal, state, or local law as a result of the transactions contemplated by this Agreement.

         (e) With respect to Benefit Plans which provide medical, dental, health, accident or disability benefits or life insurance to the Employees, Seller shall be responsible for all claims under such Benefit Plans which relate to events occurring on or prior to the Closing Date and Purchaser shall not have any obligations under such Benefit Plans.

         (f) As of the Closing Date, Seller shall cause the accrual of benefits on behalf of the Employees in each Benefit Plan to cease and no additional benefits to be accrued thereunder for such Employees, and from and after the Closing Date, Seller shall not have any obligation to make any contributions to any Benefit Plan with respect to the Employees. Purchaser shall not have any obligations under such Benefit Plans.

         (g) Seller shall not discuss with the Employees the terms of their prospective employment with Purchaser, without prior consent of Purchaser.

         (h) Seller is providing COBRA coverage to all Employees who have timely elected COBRA coverage and shall provide COBRA coverage to all Employees who in the future elect COBRA coverage on account of a qualifying event which occurred on or prior to the Closing Date within the time specified by COBRA. Purchaser agrees to do all things necessary such that the Seller shall have no liability to provide COBRA coverage to any Employee on account of a qualifying event which occurs after the Closing Date.

         (i) During the period of time beginning on the date of receipt of all of the Requisite Regulatory Approvals and continuing to the Closing Date, Seller shall permit Purchaser to provide training and orientation to those Employees who have agreed to accept employment with Purchaser subsequent to the Closing Date. Purchaser shall reimburse Seller for the salary of any such Employee with respect to the period during which such Employee is absent from the Branch Office for the purpose of such training and orientation.

0.142.   Notice of Closing .

         Except as: (i) consented to by Seller, which consent shall not be unreasonably withheld, or (ii) required in connection with the obtaining of the Requisite Regulatory Approvals, prior to the Closing Date Purchaser shall not give any notice or notification of the closing of the Branch Office, or be responsible for any such notice or notification or the communication of any such information to any person.


                                   ARTICLE VII
                               CERTAIN TAX MATTERS

0.143.   Certain Tax Matters .

         (a) Except as otherwise provided in this section hereof (relating to Transfer Taxes), Seller shall be responsible for the payment of all Taxes relating to the Assets for all taxable periods that end prior to the close of business on the Closing Date. Responsibility for Taxes relating to the Assets for all taxable periods which include (but do not end on) the Closing Date shall be allocated between Purchaser and Seller in accordance with the method of
Section 164(d) of the Code, as amended. The party which has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in this section, and that party shall pay the Taxes shown on such Tax Return and notify the other party in writing of the other party's share of Taxes for which it is responsible, if any, of the Taxes shown on such Tax Return and how such Taxes and share were calculated, which the other party shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice.

         (b) Purchaser shall pay all transfer, recording, sales, use (including all bulk sales taxes) and other similar taxes and fees (collectively, the "Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, other than such Taxes as are calculated with reference to the income or gain of the Seller. The party which has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in this section, and Purchaser shall pay the Taxes shown on such Tax Return and notify Seller in writing of Seller's share of Taxes for which Seller is responsible, if any, of the Taxes shown on such Tax Return and how such Taxes and share were calculated, which Seller shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice.

         (c) Seller and the Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with
(i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld.

         (d) Seller shall deliver to the Purchaser at the Closing a true, correct and complete affidavit which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) and which attests to Seller's non-foreign status (the "FIRPTA Affidavit"). If Purchaser receives the FIRPTA Affidavit at the Closing, Purchaser shall not withhold any of the consideration paid to Seller under this agreement pursuant to Section 1445 of the Code (and regulations thereunder).

0.144.   Bulk Sales Procedures and Sales Tax .

         Seller and Purchaser hereby waive compliance with the bulk sale notification provisions contained in Section 1141(C) Article 28 of the New York State Sales and Use Tax Law applicable to the transactions contemplated by this Agreement. Seller (and its successors and assigns) shall indemnify and hold harmless Purchaser from and against any sales or use tax liability of Seller asserted against Purchaser as a result of non-compliance with such bulk sales tax notification provision, other than liability for sales or use tax imposed upon the sale of the Assets pursuant to this Agreement, the payment of which shall be made by Purchaser and Seller as provided in Section 7.1(b).


                                  ARTICLE VIII
                   OBLIGATIONS OF PARTIES ON THE CLOSING DATE

0.145.   Closing Date/Closing .

         (a) Except as otherwise hereinafter provided, the closing date (the "Closing Date") shall be the second Friday upon which all conditions set forth in this Agreement are satisfied or waived or such other date as may be mutually agreeable to the parties hereto. The parties agree that they shall use reasonable best efforts, and take all necessary actions to do so, in order to close the transactions contemplated hereby on or prior to March 27, 1998.

         (b) The delivery of the instruments of assignment and transfer to be delivered by Seller and payment by Seller of the amount set forth under this Agreement, delivery of the instruments of assumption to be delivered by Purchaser, and the other transactions herein contemplated to take place concurrently with such deliveries, assumptions, and payments (the "Closing"), shall take place on the Closing Date, at 10:00 A.M. (New York City time), at the offices of Thacher Proffitt & Wood, counsel to Seller, Two World Trade Center, New York, New York (or at such other time and place as are agreed to by the parties), and all such deliveries, assumptions, and payments shall be effective as of the close of business on the Closing Date.

         (c) At the Closing, any funds to be paid on the Closing Date shall be paid by wire transfer of immediately available funds on the Closing Date as early as possible and, in any event, before 1:00 p.m. (New York City time) on the Closing Date, and, no effect shall be given to any assignment or assumption by Seller or Purchaser contained in this Agreement until Seller's wire transfer of funds is actually received on the Closing Date.

         (d) Any deliveries, assignments, or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the close of business on the date specified) and in the manner and place specified in this Agreement (or, where not specified, in the manner and place as may be reasonably requested in writing by the party that is to receive such delivery, assignment or transfer).

         (e) The payment of the Final Transfer Amount, to the extent based on any of the items to be reflected on the Post-Closing Schedule, shall be determined as of the close of business on the Closing Date.

0.146.   Obligations of Seller on the Closing Date .

         On the Closing Date, Seller shall:

         (a) deliver to Purchaser the Records referred to in Section 2.1(e), to the extent that any such Records are not located at the Branch Office;

         (b) execute, acknowledge and deliver to Purchaser (i) a Bill of Sale substantially similar in form and substance to Exhibit C attached hereto and made a part hereof and (ii) all such endorsements, assignments, bills of sale, and other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Purchaser of the assets to be sold hereunder and, as appropriate, in recordable form; and

         (c) execute, acknowledge and deliver to Purchaser a New York Master Assignment and Assumption of Lease substantially similar in form to Exhibit G attached hereto.

0.147.   Obligations of Purchaser on the Closing Date .

         On the Closing Date, Purchaser shall

         (a) execute, acknowledge and deliver to Seller an Instrument of Assumption of Assumed Liabilities substantially similar in form and substance to Exhibit D attached hereto and made a part hereof, and all such other instruments as shall be reasonably necessary or advisable to consummate the sale and transfer of assets to Purchaser and the assumption of Assumed Liabilities by Purchaser; and

         (b) execute, acknowledge and deliver to Seller a New York Master Assignment and Assumption of Lease substantially similar in form to Exhibit G attached hereto.


                                   ARTICLE IX
                     CONDITIONS TO EACH PARTY'S OBLIGATIONS

         The obligations of the parties under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

0.148.   Approval of Governmental Authorities .

         All regulatory approvals required to consummate the transactions contemplated hereby were obtained and remain in full force and effect, and all applicable statutory waiting periods expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

0.149.   No Injunctions or Restraints .

         There is no order, injunction or decree issued by a court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement in effect.

0.150.   Illegality .

         There is no statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.


                                    ARTICLE X
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser under this Agreement are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

0.151.   Representations and Warranties True; Obligations Performed .

         (a) The representations and warranties made by Seller in this Agreement shall be true and correct, in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) all of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date at and as though such representations and warranties were made as of the Closing Date, provided, however, that neither party shall be relieved of any obligation hereunder as a result of such party's own error, misstatement or omission, and provided, however, that nothing contained in this section 10.1(a) shall be deemed to preclude, or otherwise limit, the right of Purchaser to be indemnified for any breach of a representation or warranty by Seller in accordance with the provisions of Article XII hereof.

         (b) Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (c) Seller shall have delivered to Purchaser a certificate of an executive officer of Seller, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.
0.152.   Opinion of Counsel .

         Purchaser shall have received an opinion of counsel for Seller, dated the Closing Date, with respect to the matters set forth on Exhibit E attached hereto.

0.153.   No Pending Proceedings or Governmental Actions .

         There shall be no actions, suits or proceedings pending which, if adversely decided, would have a Material Adverse Effect, and there shall be no pending proceeding, initiated by any Governmental Entity, seeking an Injunction.

0.154.   Consents .

         All of the consents contemplated by Schedule 3.3 and Section 3.6(f) (other than those contemplated by Section 9.1) shall have been obtained by Seller, except for such third party consents the failure of which to obtain would not have a Material Adverse Effect.


                                   ARTICLE XI
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

0.155.   Representations and Warranties True; Obligations Performed .

         (a) The representations and warranties made by Purchaser in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though such representations and warranties were made at and as of such date.

         (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         (c) Purchaser shall have delivered to Seller a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the foregoing conditions.

0.156.   Opinion of Counsel .

         Seller shall have received an opinion of counsel for Purchaser, dated the Closing Date, with respect to the matters set forth on Exhibit F attached hereto.

0.157.   No Pending Proceedings or Governmental Actions .

         There shall be no actions, suits or proceedings pending which, if adversely decided, would have a Material Adverse Effect and there shall be no pending proceeding, initiated by any Governmental Entity, seeking an Injunction.

0.158.   Consents .

         All of the consents contemplated by Schedule 4.3 (other than those contemplated by Section 9.1) were obtained by Purchaser, except for such third party consents the failure of which to obtain would not have a Material Adverse Effect.


                                   ARTICLE XII
                                 INDEMNIFICATION

0.159.   Seller to Indemnify .

         Seller agrees to indemnify, hold harmless and defend Purchaser, and Purchaser's directors, officers, subsidiaries, successors and assigns, and "Affiliates," as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (collectively, the "Purchaser's Indemnified Parties"), on an after tax basis, from and against any and all claims, losses, liabilities, costs and expenses, including legal fees and expenses, damages, expenditures, proceedings, judgments, awards, demands and obligations to third parties ("Losses") of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against Purchaser's Indemnified Parties that:

         (a) arise out of or result from the breach or inaccuracy of any representation or warranty made by Seller in this Agreement (which shall include the Exhibits and Schedules attached hereto) or any certificate delivered to Purchaser hereunder,

         (b) arise out of or resulting from any breach or failure to comply with any covenant made by Seller in this Agreement,

         (c) arise out of or resulting from or based upon any Excluded Asset and any asset other than the Assets or any Excluded Liability,

         (d) are a claim, liability, obligation or penalty related to the Deposits transferred pursuant to this Agreement arising out of or relating to Seller's preparation or submission (or failure to prepare or submit) of the information, returns or reports required by applicable laws with respect to periods prior to the Closing Date, except, to the extent that such claim, liability or obligation is caused by Purchaser's negligence,

         (e) are a claim, liability, obligation, Tax contract or commitment arising out of or relating to any of the Assets, the Branch Office, or Seller or its business or operations, except to the extent specifically assumed by Purchaser hereunder,

         (f) are a claim or liability asserted, by any former employee of Seller relating to any condition which existed in the Branch Office during the time that Seller operated such Branch Office and Seller employed such employee,

         (g) are a claim or liability arising out of Seller's failure to properly record accrued interest on the Deposits prior to the Closing Date, or

         (h) are based upon any action taken or omitted to be taken by Seller prior to the close of business on the Closing Date or (except to the extent specifically otherwise provided herein) resulting from or arising in connection with any transaction or event occurring prior to the Closing.

0.160.   Purchaser to Indemnify .

         Purchaser agrees to indemnify, hold harmless and defend Seller, and Seller's directors, officers, subsidiaries, successors and assigns, and Affiliates (collectively, the "Seller's Indemnified Parties"), on an after tax basis, from and against any and all Losses of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against the Seller's Indemnified Parties that:

         (a) arise out of or result from the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement (which shall include the Exhibits and Schedules attached hereto) or any certificate delivered to Seller hereunder,

         (b) arise out of or result from any breach or failure to comply with any covenant made by Purchaser in this Agreement,

         (c) are sustained or incurred by the Seller's Indemnified Parties by reason of any failure of the Purchaser to pay, perform or otherwise discharge the Assumed Liabilities,

         (d) are based upon any action taken or omitted to be taken by Purchaser subsequent to the Closing or (except to the extent specifically otherwise provided herein) resulting from or arising in connection with any transaction or event occurring subsequent to the Closing,

         (e) after the Closing Date, arise out of or result from the breach or default by Purchaser of any of the obligations of the tenant under the Lease, including without limitation, the obligations to indemnify and hold the landlord harmless with respect to environmental liabilities pursuant to paragraph 65 of the Lease, or

                  (f)      are for Transfer Taxes.

0.161.   Procedure for Indemnification .

         (a) if a party entitled to be indemnified under this Agreement (an "Indemnitee") receives notice of the assertion by an unaffiliated third party (a "Third Party") of any claim or potential liability or of the commencement by any such person of any action or proceeding (a "Third Party Claim") with respect to which another party hereto (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee. Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee's rights to indemnification hereunder solely to the extent that such failure prejudices the Indemnifying Party in the defense of such Third Party Claim.

         (b) The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within thirty (30) calendar days after receiving notice of the Third Party Claim, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement.

         (c) In addition, in connection with any Third Party Claim in which the Indemnitee shall reasonably conclude, based upon an opinion of its counsel, that
(i) there is a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such Third Party Claim or (ii) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnitee shall have the right to retain separate counsel in connection with such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to each of the Indemnifying Party and the Indemnitee.

         (d) Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim (unless the sole relief payable to a Third Party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

         (e) In any event, except as otherwise provided herein, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim.

         (f) If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

         (g) Notwithstanding anything to the contrary stated hereinabove in this section, in the event prompt action is required with respect to the defense of a Third Party Claim, the Indemnitee shall, subject to the terms and conditions of this Article, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth hereinabove shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article, reimburse the Indemnitee for any costs and expenses incurred by the Indemnitee prior to the date the Indemnifying Party assumes control of such Third Party Claim.

         (h) Notwithstanding the foregoing, if an offer of settlement or compromise is received by or communicated to the Indemnifying Party with respect to a Third Party Claim and the Indemnifying Party notifies the Indemnitee in writing of the Indemnifying Party's willingness to settle or compromise such Third Party Claim on the basis set forth in such notice and the Indemnitee declines to accept such settlement or compromise, the Indemnitee may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, at the Indemnitee's sole expense. The obligation of the Indemnifying Party to the Indemnitee with respect to such Third Party Claim shall be equal to the lesser of (i) the amount of the offer of settlement or compromise which the Indemnitee declined to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notifies the Indemnitee of the Indemnifying Party's willingness to settle or compromise such Third Party Claim or (ii) the amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to contest such Third Party Claim including costs and expenses with respect thereto; and the Indemnifying Party shall be entitled to recover (by set-off or otherwise) from the Indemnitee any additional expenses incurred by the Indemnifying Party as a result of the Indemnitee's decision to continue to contest such Third Party Claim.

         (i) Any claim on account of a Loss which does not involve a Third Party Claim shall be asserted by a written notice given by the party claiming indemnity to the party from which indemnity is claimed. The recipient of such notice shall have a period for sixty (60) calendar days within which to respond thereto. If such recipient does not respond within such 60-day period, such recipient shall be deemed to have accepted responsibility to make payment, subject to the provisions hereof, and shall have no further right to contest the validity of such claim. If the recipient does respond within such 60-day period and rejects such claim in whole or in part, the party claiming indemnity shall be free to pursue such remedies as may be available to such party by applicable law.

         (j) If the amount of any Loss shall, at any time subsequent to payment of indemnification pursuant to this Agreement, be reduced by receipt of insurance proceeds by the Indemnitee in respect of such Loss, the amount of such reduction less any expenses incurred in connection therewith shall promptly be repaid by the Indemnitee to the Indemnifying Party.

         (k) Notwithstanding anything to the contrary contained in this Agreement, no claim shall be made against Seller for indemnification under
Section 12.1(a) with respect to any Loss which any of Purchaser's Indemnified Parties may suffer, incur or sustain unless the aggregate of all such Losses described in Section 12.1(a) shall exceed $15,000 (the "Indemnification
Amount"), and Seller shall only be required to pay or be liable for any such Losses described in Section 12.1(a) to the extent that their aggregate amount exceeds the Indemnification Amount, and then only with respect to Losses incurred in excess of such amount, provided, however, that the Indemnification Amount limitation contained in this Section 12.3(k) shall not apply to, and Purchaser's Indemnified Parties shall be entitled to dollar-for-dollar recovery with respect to, Losses suffered, incurred or sustained which arise out of, result from or are attributable to breaches of the representations contained in Sections 3.10, 3.12 or 3.15 hereof.

0.162.   Production of Witnesses .

         Following the Closing, each party shall use its best efforts to make available to the other party, upon written request, its employees and agents as witnesses to the extent that any such person may be reasonably required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

0.163.   Survival .

         No rights to indemnification with respect to breaches of the representations and warranties of the parties contained in this Agreement shall be asserted by any party unless notice thereof is given on or before the date such representation or warranty no longer survives as provided in this Section
12.5. The representations and warranties of Seller, on the one hand, and of Purchaser, on the other hand, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date and shall expire on the first anniversary of the Closing Date.


                                  ARTICLE XIII
                                   TERMINATION

0.164.   Methods of Termination .

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a)      by mutual written consent of Seller and Purchaser;

         (b) by either Seller or Purchaser, upon written notice to the other, if the transactions contemplated by this Agreement are not consummated on or before March 27, 1998 (the "Termination Date"), unless the failure of such occurrence is due to the failure of the party seeking to terminate this Agreement to perform or to observe the agreements set forth herein at or before the Closing;

         (c) by either Seller or Purchaser, upon written notice to the other, if there is a material breach of an obligation of the other party hereunder and such breach is not remedied within thirty (30) calendar days after receipt by such breaching party of notice in writing from the non-breaching party, specifying the nature of such breach and requesting that it be remedied;

         (d) by either Seller or Purchaser, upon written notice to the other, if any court or governmental authority of competent jurisdiction issues a final unappealable order prohibiting consummation of any material transaction contemplated hereby; or

         (e) by either Seller or Purchaser, upon written notice to the other, following the expiration of thirty (30) calendar days after any Governmental Entity shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said thirty (30) day period Purchaser and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof.

0.165.   Effect of Termination .

         In the event of the termination and abandonment of this Agreement pursuant to Section 13.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party to this Agreement or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 13.2, Section 14.4 and the confidentiality provisions of Section 5.2(a), provided however,

(i) a termination of this Agreement shall not defeat or impair the right of any party to pursue such relief as may otherwise be available to it on account of any willful breach of this Agreement or any of the representations, warranties, covenants or agreements contained in this Agreement;

(ii) in recognition of the efforts, expenses and other opportunities foregone by the Seller while structuring the transactions contemplated by this Agreement, the parties agree that Purchaser shall pay to Seller a fee of 1% (one percent) of the Deposits at December 31, 1997 in cash on demand if the Closing does not occur by March 27, 1998 for any reason unless (A) the Closing would have occurred but for the failure to occur of a condition to Purchaser's obligations hereunder set forth in Article X or (B) the Requisite Regulatory Approvals are not obtained; and (iii) in recognition of the expenses incurred by Purchaser, the parties agree that Seller shall pay to Purchaser 1/2% (one half of one percent of the Deposits at December 31,1 997) in cash on demand if the Closing does not occur because of a termination by Seller.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

0.166.   Entire Agreement; Modification; Waiver .

         This Agreement, including all Exhibits and Schedules hereto, constitutes the entire agreement of the parties pertaining to the subject matter contained herein and this Agreement supersedes all prior or contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to, or waiver of this Agreement shall be binding unless executed in writing by Seller and Purchaser. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

0.167.   Counterparts .

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

0.168.   Headings .

         The headings of the Sections, Articles, Exhibits and Schedules of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

0.169.   Payment of Expenses .

         Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except for legal fees and expenses, which shall be paid by Purchaser provided, however, that Purchaser's liability for Seller's legal fees and expenses in connection with the purchase and sale of the Assets shall in no event exceed $30,000.

0.170.   Governing Law .

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

0.171.   Addresses of Notice

         All notices, requests, demands and other communications provided for under this Agreement and under the related documents shall be in writing (including telegraphic communication) and mailed (by registered or certified mail, return receipt requested, or delivered by Federal Express or other similar express overnight delivery service), or telegraphed, telecopied or delivered to the applicable party at the addresses indicated below.

If to Purchaser:

                           City National Bank of New Jersey
                           900 Broad Street
                           Newark, New Jersey 07102
           Attention:      Louis  E.  Prezeau,  President  and  Chief  Executive
                           Officer
           Telecopier:     (201) 624-1879

           With a copy to: Lee Albanese, Esq.
                           St. John & Wayne L.L.C.
                           2 Penn Plaza
                           Newark, New Jersey 07102
           Telecopier:     (973) 491-3403

If to Seller:

                           Carver Federal Savings Bank
                           75 West 125th Street
                           New York, New York 10027
           Attention:      Walter T. Bond, Vice President
           Telecopier:     (212) 426-6159

           With a copy to: Kofi Appenteng, Esq.
                           Thacher Proffitt & Wood
                           Two World Trade Center
                           New York, New York 10048
           Telecopier:     (212) 912-7751

or, to each party, at such other address that party designates in a written notice to the other party in accordance with this section. All such notices, requests, demands or other communications shall be deemed delivered (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed, (ii) if sent by telecopier, upon electronic or telephonic confirmation of receipt from the receiving telecopier machine, (iii) if sent by reputable overnight courier, one (1) Business Day after delivery to such courier, or (iv) if sent by mail, three (3) Business Days following deposit in the United States mail, postage prepaid, certified mail, return receipt requested.

0.172.   Publicity .

         Except as may be required by law or by the rules or regulations of any governmental authority or securities exchange prior to the Closing Date, neither party shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, relating to any of the transactions contemplated by this Agreement, unless approved by the other in advance. Both parties will limit the distribution of information relative to this transaction to those persons who must be aware of the Agreement for the performance of their duties.

0.173.   Severability .

         If any paragraph, section, sentence, clause, phrase, word or covenant contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, phrases, words and covenants contained in this Agreement shall not be affected.

0.174.   Enforcement of the Agreement .

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

0.175.   Binding Nature; Assignment .

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party shall assign or otherwise transfer any rights or obligations under this Agreement without the express written consent of the other party; provided, however, that either party may assign its rights or obligations under this Agreement to any Affiliate of such party; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

0.176.   No Third Party Rights .

         This Agreement is not intended, nor shall it be construed, to create any express or implied third party beneficiary rights in any person, including present or former employees of Seller, the Employees, or any beneficiaries or dependents thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     SELLER:

                                                     CARVER FEDERAL SAVINGS BANK


                                                     By:





                                   PURCHASER:

                                                CITY NATIONAL BANK OF NEW JERSEY

                                                     By:

300366-1

                                    EXHIBIT A
                                  BRANCH OFFICE

Roosevelt Office
302 Nassau Road
Roosevelt, New York 11575

300366-1

                        ASSET PURCHASE AND SALE AGREEMENT

                                    EXHIBIT B

5.14     General Conversion Matters.

         (a) Taxpayer Information. Seller shall deliver to Purchaser within three (3) Business Days after the Closing Date (a) TINs (or record of appropriate exemption) for all holders of Accounts and (b) all other information in Seller's possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposits and the holders thereof (collectively, the "Taxpayer Information"). In addition, "Taxpayer Information" should be included in all test tapes as well.

         (b)      Data Processing Tapes and File Packages.

                  (i) No later than thirty (30) calendar days following the execution of this Agreement, Seller will provide Purchaser with written layouts for all files and tape records of all account types at the Branch Office, initial data processing test file packages, and related product and marketing information.

                  (ii) On the day immediately prior to the Closing Date, Seller will provide Purchaser with magnetic tapes for the conversion of the data processing for the Deposits.

                  (iii) Data processing conversion will occur on the calendar day following the Closing Date.

                  (iv) Seller and Purchaser shall cooperate with one another in order to ensure the orderly transfer of all data processing information. If Seller uses third party data processing services to support Seller's pre-closing or closing activities, Seller shall be responsible for ensuring that all such third party processing services are provided for the benefit of Purchaser. If Purchaser expects to use third party data processing services to support post-closing activities, Purchaser shall be responsible for ensuring that all such third party processing services are provided, and Seller shall cooperate with Purchaser to ensure that the services are provided by the third parties.

                  (v) Within ninety (90) calendar days following the Closing Date, to the extent that Seller has such items and information in its possession, Seller shall deliver to Purchaser information with respect to the Deposits for the three (3) annual periods ending December 31 of the previous three (3) years and the period elapsed of the current year through the Closing Date. Such information shall be delivered in the format (whether tape or microfiche) on which such information is maintained by Seller, and such information shall include, with respect to each Deposit account, as applicable and to the extent Seller has such information in its possession, customer name, account number, taxpayer identification number, deposit type, account opening date, average collected balance, current balance, branch code, interest method and frequency, maturity date, last rollover date, term, and next interest payment due date.

         (c) Missing Taxpayer Identification Numbers. At or prior to the Closing Date, Seller shall provide Purchaser with a list of all Deposits with respect to which notice was received from the Internal Revenue Service stating that the taxpayer identification number is missing or incorrect. Said list shall also set forth the date on which the notice was received by Seller.

         (d) Assumption of IRA Deposits. With respect to Deposits which are IRAs, Seller will use its reasonable efforts and will cooperate with Purchaser, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish the appointment of Purchaser as successor trustee/custodian, such appointment to be effective as of the Closing Date, including but not limited to sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors to the extent required, and filing any appropriate applications with applicable regulatory authorities. Upon appointment as successor trustee/custodian by Seller and, after the Closing Date, Purchaser shall succeed to the rights, obligations, properties, assets, investments, deposits, agreements and trusts of Seller under such IRAs, all to the same extent as though Purchaser had originally assumed such appointments; provided that Purchaser shall have no liability for any action or failure to act by Seller with respect to IRAs that occurred on or prior to the Closing Date.

         (e) Retirement Accounts. Seller shall provide Purchaser with the trust documents for the Retirement Accounts assumed by Purchaser under Article II of this Agreement.

         (f) Assumption of Keogh Deposits. With respect to Purchaser's proposed assumption of Retirement Accounts which are Keogh Accounts, Seller shall cooperate with Purchaser to invite depositors to direct a transfer of each such depositor's Keogh Account and the related Retirement Account to Purchaser, as trustee thereof, with Purchaser to succeed as trustee under the Seller's current form of Keogh Plan with respect to each Keogh Account. Notwithstanding the foregoing, (i) Purchaser shall have no liability for any action or failure to act by Seller with respect to Keogh Accounts that occurred on or prior to the Closing Date and (ii) Purchaser will not assume any Retirement Accounts which are Keogh Accounts (and such Retirement Accounts will not be considered in calculating the payments to be made pursuant to Article II) unless Purchaser has received the documents necessary for such assumption or transfer at or before the Closing. With respect to depositors who do not appoint a successor trustee, Seller will use its reasonable efforts after Closing in order to enable Purchaser to retain such Keogh Accounts at the Branch Office.

         (g) ATM Access Cards. As of the close of business on the Closing Date, all ATM access cards issued by Seller to customers of the Branch Office shall be void. In connection with the notices to depositors described in Section 5.9 of this Agreement, at least thirty (30) calendar days prior to the Closing Date, Seller shall notify Branch Office customers in writing of such cancellation of the ATM access cards. At least sixty (60) calendar days prior to the Closing Date, Seller agrees to provide the necessary data tapes required to accommodate the processing of ATM cards. The ATM access card data will be provided by Seller in the format that is maintained by Seller. Purchaser may issue, but it may not activate, ATM access cards to depositors prior to the Closing Date. Except as otherwise permitted in this Agreement, Seller shall take such other actions as are necessary to limit the Branch Office customers' access to funds transferred to Purchaser after the Closing Date.

         (h) Schedule of Holds and Stop Payments. At the Closing, Seller will deliver to Purchaser a schedule of holds and stop payments placed on particular accounts or individual checks at the Branch Office and the terms of such holds. Such schedule should also be included in the test data.

         (i) Certain Items Credited For Deposit. After the Closing Date, any items (other than those issued by the federal, state or local government or any related entity) that were credited for deposit to an account at the Branch Office prior to the Closing Date and are returned unpaid and any checks issued by the federal, state, or local government or any related entity that were credited for deposit to an account at the Branch Office prior to the Closing Date and are returned unpaid ("Returned Items") will be handled in the following manner:

                  (i) If Purchaser's bank account is charged for the Returned Item and there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Branch Office or at any other branch office of Purchaser standing in the name of the party liable for such item, Purchaser will, to the extent legally permissible, debit any or all of such accounts an amount equal in the aggregate to the Returned Item. If Purchaser's bank account is charged for the Returned Item and there are not sufficient funds in the account, Purchaser shall attempt to obtain reimbursement from the account to which, or from the party to whom, the Returned Item was credited; and

                  (ii) If Seller's bank account is charged for the Returned Item and there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Branch Office or at any other branch office of Purchaser standing in the name of the party liable for such item, Purchaser shall, to the extent legally permissible, debit any or all of such accounts an amount equal in the aggregate to such Returned Item and shall repay that amount to Seller. If those accounts do not contain funds sufficient to reimburse Seller fully or Purchaser is otherwise unable to debit such accounts, Purchaser shall immediately repay to Seller the amount of the Returned Item and Seller shall assign the Returned Item to Purchaser for collection.

         (j) New Checks. As soon as possible and no later than thirty (30) calendar days following the Closing Date, Purchaser shall provide holders of checking accounts at the Branch Office with new checks MICR encoded with Purchaser's routing and transit numbers and Purchaser's customer identification number at its sole cost and expense. For a period of ninety (90) calendar days following the Closing Date, Seller shall immediately pass through to Purchaser checks received by it drawn on such accounts. Purchaser accepts full responsibility to either pay the items or return them in accordance with the customer agreement and the applicable state uniform commercial code. During the ninety (90) day or shorter period described, Seller shall give Purchaser a daily accounting of debits for its clearing account. On a daily basis, upon review of such debits, Purchaser shall reimburse Seller by wire transfer in immediately available funds to Seller's Account; provided, however, after thirty (30) calendar days following the Closing, Seller shall settle by wire transfer in immediately available funds on a weekly basis.

         (k) Remittance of Payments. For ninety (90) calendar days following the Closing Date,

                  (i) Seller shall remit to Purchaser all payments received by Seller at its other offices after the Closing Date which relate to the Branch Office with respect to Loans or amounts intended for deposit to the accounts which are part of the Deposits or otherwise relating to the Deposits or Loans, and after such ninety (90) calendar day period Seller shall return such items;

                  (ii) Purchaser shall remit to Seller all payments received by Purchaser at the Branch Office or its other offices after the Closing Date which relate to Seller's other offices, and after such ninety (90) calendar day period Purchaser shall return such items; and

                  (iii) With respect to checks or drafts drawn against accounts which are Deposits, Seller shall cooperate with Purchaser and take all reasonable steps requested by Purchaser to ensure that each such item that is coded for presentment to Seller or to any bank for the account of Seller is delivered to Purchaser in accordance with applicable law and Clearing House rules or agreement, and after such ninety (90) calendar day period Seller shall return such items marked "Account Closed".

         (l) Check Sorting. For ninety (90) calendar days following the Closing Date, on a daily basis Seller shall out sort all checks drawn on an account maintained at the Branch Office and prepare them to be couriered to Purchaser at a location designated by Purchaser by the close of business on the day they are received; provided that Seller shall also transmit to Purchaser, as instructed by Purchaser, copies of all items payable in the amount of $2,500 or more. Purchaser shall arrange and pay for all couriers that are necessary for check processing activity during this period. Purchaser shall settle for the gross dollar amount of out sorted checks drawn on an account maintained at the Branch Office by wire transfer in immediately available funds to Seller's Account on the day that Purchaser receives the daily accounting of debits from Seller; provided, however, that after thirty (30) calendar days following the Closing Date, Purchaser shall settle on a weekly basis by wire transfer in immediately available funds. All rejected checks written on an account maintained at the Branch Office which is transferred to Purchaser pursuant to this Agreement are to be the responsibility of Purchaser. After the ninety (90) calendar day period, Seller may return such items marked "Account Closed".

         (m)      ACH Items.  ACH items will be handled in the following manner:

                  (i) Beginning at least thirty (30) calendar days prior to the Closing Date, Seller will deliver each day to Purchaser a modem transmission or paper report of all ACH Items and recurring debit/credit arrangements in standard ACH format.

                  (ii) At least thirty (30) calendar days prior to the Closing Date, Seller will deliver to Purchaser, (A) copies of any ACH
         origination   forms  for  social   security   payments  and   recurring
         debit/credit arrangements being assumed by Purchaser which are in Seller's possession hereunder, and (B) all other records and information in Seller's possession necessary for Purchaser to administer such arrangements.

                  (iii) As soon as possible after the Closing Date, Seller and Purchaser will use their reasonable efforts to transfer all ACH arrangements to Purchaser. Purchaser shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which Purchaser need act only as processor.

                  (iv) Beginning on the Closing Date and for one hundred and twenty (120) calendar days after the Closing Date, Seller shall use commercially reasonable efforts to, prior to 12:00 p.m. (New York City time) on each Business Day, (A) telecopy or deliver to Purchaser at such address as Purchaser may from time to time designate, a summary of ACH Items activity affecting the Deposits at the Branch Office during the prior Business Day, and (B) remit by wire transfer to Purchaser all ACH Items funds then known by Seller which are intended for deposit accounts at the Branch Office being transferred to Purchaser on such Business Day. One hundred and twenty (120) calendar days after the Closing Date, Seller will return all such ACH Items to the paying party and Purchaser shall assume no responsibility with respect to such ACH Items.

         (n) Reclamations. Purchaser will make every effort to recover funds on reclamations received for federal recurring payments and ACH transfers. If collection efforts are unsuccessful, Seller shall be responsible for reimbursing Purchaser for those transactions that were processed prior to and through the Closing Date.

300366-1

                                    EXHIBIT C

                                  BILL OF SALE

                  BILL OF SALE (this "Bill of Sale"), made and effective as of [____________], from Carver Federal Savings Bank ("Seller"), to City National Bank of New Jersey ("Purchaser").

                  WHEREAS, pursuant to the Asset Purchase and Sale Agreement, dated as of [____________] (the "Agreement"), by and between Seller and Purchaser, Purchaser has agreed to purchase from Seller all of its right, title and interest in and to certain assets.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Seller, Seller does hereby sell, convey, assign, transfer and deliver to Purchaser, and its successors and assigns, all of Seller's right, title and interest in and to the Assets (such capitalized term and, except as otherwise defined herein, all other capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement) as of the date hereof.

                  In accordance with the Agreement, the Assets shall not include, and Purchaser is not acquiring from Seller, any of the Excluded Assets, and Seller shall retain ownership of all right, title and interest in and to the Excluded Assets.

                  Seller covenants and agrees with Purchaser that Seller will from time to time execute, acknowledge and deliver such other and further instruments and will take such other action as may be necessary or desirable to carry out more effectively the transfer of assets provided for herein.

                  Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person other than Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any agreements, covenants or terms hereof, and all the agreements, covenants and terms contained in this instrument shall be for the sole and exclusive benefit of Purchaser and its successors and permitted assigns.

                  This Bill of Sale shall inure to the benefit of Purchaser and its successors and permitted assigns and be binding upon and enforceable against Seller and its successors and permitted assigns.

                  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

                  This Bill of Sale is given pursuant to the Agreement, and, except as herein otherwise provided, the transfer of the property hereunder is made subject to the terms and provisions of the Agreement.

                  IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized office of Seller as of the date first written above.

                                                    Carver Federal Savings Bank

                                                    By:
                                                    Name:
                                                    Title:



AGREED AND ACCEPTED:

City National Bank of New Jersey

By:
      Name:
      Title:

300366-1

                                    EXHIBIT D

                            INSTRUMENT OF ASSUMPTION

                  INSTRUMENT OF ASSUMPTION ( this "Instrument of Assumption") made as of [____________], by City National Bank of New Jersey ("Purchaser"), in favor of Carver Federal Savings Bank ("Seller"), pursuant to the Asset Purchase and Sale Agreement dated as of [____________] (the "Agreement"), by and between Purchaser and Seller.

                  In partial consideration of the sale, conveyance, assignment, transfer and delivery by Seller to Purchaser, pursuant to the Agreement, of all of Seller's right, title and interest in and to the Assets (such capitalized term and, except as otherwise defined herein, all other capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement), (i) Seller does hereby assign to Purchaser, and Purchaser does hereby assume from Seller, the Deposits, and Purchaser does hereby agree to pay, honor, perform and discharge all obligations with respect to, and shall be solely and exclusively liable for, the Deposits and (ii) Seller does hereby assign to Purchaser, and Purchaser does hereby assume from Seller, the Other Liabilities, and Purchaser does hereby agree to pay, honor, perform and discharge all obligations with respect to, and shall be solely and exclusively liable for, the Other Liabilities. The Deposits and the Other Liabilities are collectively referred to herein as the "Assumed Liabilities."

                  In accordance with the Agreement, the Assumed Liabilities shall not include and Purchaser is not assuming and shall not be deemed to have assumed any of, the Excluded Liabilities, and, accordingly, Purchaser has not agreed to assume or pay, and shall not assume or be deemed to have assumed, any liability or obligation, direct or indirect, absolute or contingent, of Seller or any other person or entity, the assumption of which is not expressly provided for in the Agreement.

                  The assumption by Purchaser of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way any rights or remedies of Purchaser to contest or dispute the validity or amount thereof.

                  For the consideration aforesaid, Purchaser, for itself and its successors and assigns, has covenanted, and by this Instrument of Assumption does covenant, with Seller and its successors and assigns that Purchaser and its successors and assigns will from time to time do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments which Seller may reasonably request in order to more fully effectuate the assumption of liabilities provided for herein.

                  This Instrument of Assumption will be enforceable against the successors and assigns of Purchaser and will inure to the benefit of the successors and assigns of Seller.

                  This Instrument of Assumption shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

                  This Instrument of Assumption is given pursuant to the Agreement, and, except as herein otherwise provided, the assumption of the Assumed Liabilities hereunder is made subject to the terms and provisions of the Agreement.

                  IN WITNESS WHEREOF, this Instrument of Assumption has been duly executed and delivered by the duly authorized officer of Purchaser as of the date first set forth above.

                                           City National Bank of New Jersey

                                           By:
                                           Name:
                                           Title:




AGREED AND ACCEPTED:

Carver Federal Savings Bank

By:
      Name:
      Title:

300366-1

                                    EXHIBIT E

                  177.The Bank is a stock form savings bank duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate authority to own or lease its properties and to conduct its banking business as now conducted.

                  178.The Bank has all requisite corporate power and corporate authority to execute and deliver the Agreement and to perform the provisions and conditions thereof.

                  179.The Agreement, and the transactions contemplated thereby, have been duly authorized by the Bank.

                  180.The Agreement has been duly executed and delivered by the Bank and the Agreement constitutes the valid and binding obligation of the Bank enforceable in accordance with its terms.

                  181.The execution, delivery and performance of the Agreement does not and will not conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any material agreement or instrument of which we have actual knowledge, to which the Bank is a party or by which the Bank is bound.

                  182.The Bank is not a party to, or subject to or bound by, any charter, bylaw, indenture, mortgage, lien, lease, agreement or instrument, or any order, judgment, injunction or decree of any court or governmental authority that is known to us that may restrict or interfere with the performance of the Agreement or the consummation of the transactions contemplated thereby.

                  183.There is no action, suit or proceeding pending, or to our knowledge, threatened against or affecting the Bank before any court or arbitrator or any governmental body, agency or official that would materially adversely affect the ability of the Bank to perform its obligations under the Agreement or that in any manner questions the validity of the Agreement, and there are no facts known to us that might result in or form the basis for any such action, suit or proceeding.

                  184.To the best of our knowledge, after reasonable investigation, all acts and proceedings required by law or the Agreement to be undertaken by the Bank at or prior to the date hereof to authorize and complete the transactions covered and contemplated by the Agreement have been duly and validly taken.

                                    EXHIBIT F

                 OPINIONS TO BE DELIVERED BY PURCHASER'S COUNSEL

                           185.The  Bank  is a  national  bank  duly  organized,
                  validly existing and in good standing under the laws of the United States and has all requisite corporate authority to own or lease its properties and to conduct its banking business as now conducted.

                  186.The Bank has all requisite corporate power and corporate authority to execute and deliver the Agreement and to perform the provisions and conditions thereof.

                  187.The Agreement, and the transactions contemplated thereby, have been duly authorized by the Bank.

                  188.The Agreement has been duly executed and delivered by the Bank, and the Agreement constitutes the valid and binding obligation of the Bank enforceable in accordance with its terms.

                  189.The execution, delivery and performance of the Agreement does not and will not conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any material agreement or instrument of which we have actual knowledge, to which the Bank is party or by which the Bank is bound.

                  190.The Bank is not a party to, or subject to or bound by, any charter, bylaw, indenture, mortgage, lien, lease, agreement or instrument, or any order, judgment, injunction or decree of any court or governmental authority that is known to us that may restrict or interfere with the performance of the Agreement or the consummation of the transactions contemplated thereby.

                  191.There is no action, suit or proceeding pending or, to our knowledge, threatened against or affecting the Bank before any court or arbitrator or any governmental body, agency or official that would materially adversely affect the ability of the Bank to perform its obligations under the Agreement or that in any manner questions the validity of the Agreement, and there are no facts known to us that might result in or form the basis for any such action, suit or proceeding.

                  192.To the best of our knowledge, after reasonable investigation, all acts and proceedings required by law or the Agreement to be undertaken by the Bank at or prior to the date hereof to authorize and complete the transactions covered and contemplated by the Agreement have been duly and validly taken.

300366-1

                                    EXHIBIT G

                           NEW YORK MASTER ASSIGNMENT
                             AND ASSUMPTION OF LEASE


         FOR AND IN CONSIDERATION of the mutual covenants set forth in that certain Asset Purchase and Sale Agreement, dated as of January 22, 1998 (the "Asset Purchase Agreement"), between CARVER FEDERAL SAVINGS BANK ("Assignor"), having an address at 75 West 125th Street, New York, New York 10027 and CITY NATIONAL BANK OF NEW JERSEY ("Assignee"), having an address at 900 Broad Street, Newark, New Jersey 07102, and other good and valuable consideration, Assignor hereby transfers, assigns and sets over to Assignee all of Assignor's right, title and interest as the tenant, in and under that certain lease described on Exhibit A hereto and made a part hereof, and the leasehold estate created thereby including, without limitation, all options and rights contained in said lease (the "Lease");

         TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, subject to the terms, covenants, conditions and provisions of both the Lease and the Asset Purchase Agreement.

         Assignor hereby reaffirms the representations and warranties made by Assignor in the Asset Purchase Agreement. All remedies of Assignee pursuant to this New York Master Assignment and Assumption of Lease are subject to the terms and conditions of the Asset Purchase Agreement.

         Assignee hereby accepts said assignment and hereby assumes and agrees to perform and comply with all of the covenants, duties and obligations of Assignor as tenant under the Lease to be performed after the date hereof, including, without limitation, the obligation to pay the rent specified therein.

         Each of the parties hereto agrees to execute such further documents as may be reasonably requested by the other party hereto to carry out more fully the intent hereof.

         This New York Master Assignment and Assumption of Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         This New York Master Assignment and Assumption of Lease shall inure to the benefit of the parties hereto and their respective successors and assigns.

         All capitalized terms not otherwise defined in this New York Master Assignment and Assumption of Lease shall have the meanings specified in the Asset Purchase Agreement.

         THIS NEW YORK MASTER ASSIGNMENT AND ASSUMPTION OF LEASE AND (UNLESS OTHERWISE PROVIDED) ALL AMENDMENTS HEREOF AND WAIVERS AND CONSENTS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         IN WITNESS WHEREOF, the parties hereto executed this New York Master Assignment and Assumption of Lease as of the day and year first above written.

                                               ASSIGNOR:

                                               CARVER FEDERAL SAVINGS BANK

                                               By:
                                               Name:
                                               Title:


                                               ASSIGNEE:

                                               CITY NATIONAL BANK OF NEW JERSEY


                                               By:
                                               Name:
                                               Title:

300366-1

                                    EXHIBIT H

                  LANDLORD CONSENT AND ESTOPPEL CERTIFICATE AND
                            AGREEMENT REGARDING LEASE


                                                              Date:


Address to the Bank



As the present landlord under the lease for the building known as 302 Nassau Road, Roosevelt, New York, between Carver Federal Savings Bank (the "Tenant") and Nathan L. Serota dated July 1, 1995 (the "Lease"), the undersigned (the "Landlord") hereby represents and warrants to you that as the date hereof:

(i) the Lease, is in full force and effect, is binding and enforceable against Landlord in accordance with its terms, and has not been modified, amended, supplemented or changed in any manner whatsoever and that the Lease constitutes the entire agreement between the parties; a true and correct copy of the Lease is attached hereto;

(ii) the current basic or fixed monthly rent under the Lease is ; in addition to the monthly basic or fixed rent, the following charges and amounts currently are payable under the Lease:
         ;

(iii) the Tenant under the Lease is not in default under any of the terms, covenants or conditions of the Lease on the part of the Tenant to be observed or performed, and to Landlord's knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default by the Tenant under the Lease;

(iv) neither the undersigned nor, to Landlord's knowledge, the Tenant under the Lease has commenced any action or has given or received any notice for the purpose of terminating the Lease; and

(v)      all  rents,  additional,  rents  and other  sums due and  payable
         under the Lease  have been paid in full through                    .

Execution of this letter by the undersigned constitutes Landlord's irrevocable consent to the assignment of the Lease to City National Bank of New Jersey ("City National") pursuant to the terms of the Asset Purchase and Sale Agreement (the "Agreement") between the Tenant and City National, dated _______________.

Landlord understands that City National shall rely herein in connection with this Agreement.

(i) The commencement date of the term of the Lease was July 1, 1995, and the expiration date is June 30, 2005.

(ii) No security deposit will be required of City National, as tenant of the Lease by assignment.

(iii) The Landlord under the Lease is not in default under any of the terms, covenants as conditions of the Lease.

                                                              Very truly yours,



                                                              Landlord:

                                                              By:

                                                              Its:

                                                              Date:

300366-1

                                List of Schedules

Schedule 2.1(b)   - Loans
Schedule 2.1(c)   - Leased Property
Schedule 2.1(d)-1 - Furniture, Fixture and Equipment
Schedule 2.1(d)-2 - Excluded Personal Property
Schedule 2.1(f)   - Contracts
Schedule 2.1(i)   - Leasehold Improvements
Schedule 2.2      - Excluded Assets
Schedule 2.3      - Deposits
Schedule 2.6(a)   - Book Value Schedule
Schedule 2.9      - Allocation of Purchase Price
Schedule 3.3      - Seller's Consents and Approvals
Schedule 3.4      - Violation of Law
Schedule 3.5(b)   - Encumbrances to the Leased Property
Schedule 3.6(b)   - Major Contracts
Schedule 3.8      - Legal Actions
Schedule 3.9      - Exception to Environmental Warranties and Representations
Schedule 3.10     - Seller's Broker
Schedule 3.14     - Employees
Schedule 4.3      - Purchaser's Consents and Approvals
Schedule 4.4      - Purchaser's Legal Action
Schedule 4.5      - Purchaser's Broker
Schedule 5.1      - Business Exceptions

300366-1

                                SELLER'S SCHEDULE

Reference is made to the Asset Purchase and Sale Agreement (the "Agreement") between Carver Federal Savings Bank ("Seller") and City National Bank of New Jersey ("Purchaser"). Terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

These Schedules relate to certain matters concerning the transactions contemplated by the Agreement. These Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and is to intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller except as and to the extent provided in the Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to, or would have a material adverse effect on, the Assets or the business or operations conducted by Seller at the Branch Office.

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Any matter disclosed pursuant to one provision, subprovision, section or subsection hereof is deemed disclosed for all purposes of these Schedules to the extent the Agreement requires such disclosure.

Headings have been inserted on the sections of these Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement.

The information contained herein is in all events subject to the confidentiality provisions set forth in the Agreement.




                                  SCHEDULE 4.3

                      Approval of the Office of the Comptroller of the Currency
                                  and the New York State Department of Banking